Registration No 333-42418



                                 UNITED STATES
            SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
                                 ---------------


                                 AMENDMENT NO. 3
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                                 ---------------

                            CARPARTSONSALE.COM, INC.
             (Exact name of registrant as specified in its charter)


     Delaware                       44113                     65-0911444
(State or jurisdiction     (Primary Standard               (I.R.S. Employer
 of corporation or          Industrial Classification     Identification No.)
  organization)                 Code Number)



         580 AVIATOR DRIVE, FT. WORTH, TEXAS 76179 PHONE: (817)-439-0373 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                        MR. SCOTT HUDSON, PRESIDENT & CEO
                                580 AVIATOR DRIVE
                             FT. WORTH, TEXAS 76179
                                 (817) 439-0373
                               (817) 439-0397 FAX
(Name, address, including zip code, and telephone number, including area code of agent for service)


                                   Copies To:
                               MR. BRIAN K. BOSIEN
                             COKINOS, BOSIEN & YOUNG
                         2919 ALLEN PARKWAY, SUITE 1500
                              HOUSTON, TEXAS 77019
                                 (713) 535-5500
                               (713) 535-5533 fax

             2,000,000 SHARES CarPartsOnSale.com, Inc., COMMON STOCK


                         Proposed market symbol "CPOS."

                "RISK FACTORS" START ON PAGE 5 OF THIS PROSPECTUS


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Approximate date of proposed sale to the public: As soon as practical after Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Note: Specific details relating to the fee calculation shall be furnished in notes to the table, including references to provisions to Rule 457 (ss.230.457 of this chapter) relied upon, if the basis of the calculation is not otherwise evident from the information presented in the table. If the filing fee is calculated pursuant to Rule 457(o) under the Securities Act, only the title of the class of securities to be registered, the proposed maximum aggregate offering price for that class of securities and the amount of registration fee need to appear in the Calculation of Registration Fee table. Any difference between the dollar amount of securities registered for such offerings and the dollar amount of securities sold may be carried forward on a future registration statement pursuant to Rule 429 under the Securities Act.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted

                 SUBJECT TO COMPLETION, DATED February 12, 2001


                             PRELIMINARY PROSPECTUS

                            CARPARTSONSALE.COM, INC.


                        2,000,000 SHARES OF COMMON STOCK

This is an initial public offering of up to 2,000,000 shares of our common stock.


We will be selling a minimum of 400,000 and a maximum of 2,000,000 of our shares in a direct participation offering. The shares will be sold by our officers and directors. Until we have sold at least 400,000 shares, we will not accept subscriptions for any shares. Shares must be purchased in increments of 100 shares, with a 300 share minimum. All proceeds of this offering will be deposited in an interest-bearing escrow account. If we are unable to sell at least 400,000 shares before the offering ends, we will return all funds, with interest, to subscribers promptly after the ending of this offering. The offering will remain open until all shares offered are sold or November 30, 2001 except that we will have only until August 31, 2001 to sell at least the first 400,000 shares. We may decide to cease selling efforts prior to such date if we determine that it is no longer beneficial to continue the offering.


Prior to this offering, there has been no public market for the shares. The initial public offering price will be $5.50 per share.

THE SHARES OFFERED IN THIS OFFERING INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION WITH THE POSSIBILITY OF THE LOSS OF YOUR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY READ THE "RISK FACTORS" BEGINNING ON PAGE 5 FOR INFORMATION THAT YOU SHOULD CONSIDER IN DETERMINING WHETHER TO PURCHASE ANY OF THE SHARES.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                               PRICE PER SHARE     OFFERING        BROKER           PROCEEDS, AFTER
           NUMBER OF SHARES       TO PUBLIC        EXPENSES      COMMISSION         EXPENSES, TO US
           ----------------    ---------------     --------      -----------        ---------------

Minimum         400,000            $5.50           $200,000      $  220,000         $1,780,000
Maximum       2,000,000            $5.50           $400,000      $1,100,000         $9,500,000



We currently have no arrangements with underwriters or broker-dealers to sell our shares. However we will be required to retain broker-dealers to sell our shares in certain states. This chart assumes that all shares are sold by broker-dealers at a maximum commission of ten percent. It is anticipated that not all of the shares will be placed by broker-dealers and that the average commission paid to any broker-dealers will be less than ten percent. Accordingly, the net proceds to us may be higher than indicated in this chart.


                  The date of this prospectus is February 12, 2001

                               TABLE OF CONTENTS

                                                    Page


Prospectus summary                                    3
Risk factors                                          5
Forward looking statements                            8
Use of proceeds                                       8
Capitalization                                       11
Dilution                                             12
Management's discussion and analysis                 13
Business                                             16
Business Description                                 22
Management                                           30
Principal stockholders                               34
Related party transactions                           35
Plan of distribution                                 36
Description of capital stock                         42
Experts                                              45
Legal matters                                        45
Where you can find more information                  45
Financial statements                                  I

                               PROSPECTUS SUMMARY

CARPARTSONSALE


We are a online seller of high-performance and specialty equipment. High-performance and specialty equipment includes all products used to modify the performance, appearance and/or handling of vehicles. These products are not normally a part of vehicles as they come from the factory. According to the 1997 Specialty Equipment Market Association market report, the high-performance and specialty equipment market reached $6.32 billion at the manufacturer level and retail sales were $17.65 billion. We operate several related online communities and store fronts. We also operate a combined distribution and retail location in Texas, and another distribution location in California.


Our principal executive offices are located at 580 Aviator Drive, Ft. Worth, Texas 76179. Our telephone number is (817) 439-0373 and our fax number is (817) 439-0397. Our corporate website is www.CarPartsOnSale.com. The information contained in this website or any of our websites, including carpartsonsale.com, kitcar.com, cobracountry.com, and mustangcountry.com are not a part of this prospectus.

                                  THE OFFERING

Shares offered......................     Common stock, par value $.01 per share.

     Minimum........................     400,000 shares
     Maximum .......................     2,000,000 shares


Price per share.....................     $5.50


Shares outstanding after this offering
     Minimum .......................     10,362,931 shares

     Maximum  ......................     11,962,931 shares


Use of proceeds ....................     We plan  to  use  the net proceeds from
this offering for the following purposes:

                                         new product development
                                         marketing and advertising
                                         office, warehouse and retail facilities
                                         personnel
                                         computer equipment
                                         working capital and general corporate
                                            purposes.


         UNLESS OTHERWISE INDICATED OR THE CONTEXT OTHERWISE REQUIRES, WE REFER TO CARPARTSONSALE.COM, INC. AS "CARPARTSONSALE", "WE", "US" , "OUR" OR "CARPARTS".

                          SUMMARY FINANCIAL INFORMATION


INCOME SHEET DATA: APRIL 30,1999 THRU OCTOBER 31, 2000



                                               Year Ending       Year Ending       Six Months Ended     Six Months Ended
                                             April 30, 1999     April 30, 2000     October 31, 1999     October 31, 2000
                                             --------------     --------------     ----------------     ----------------
                                                                                     (Unaudited)          (Unaudited)
REVENUES:                                          $226,865         $2,157,732            $ 999,630           $1,949,654

COSTS OF REVENUE                                     76,189          1,535,440              671,470            1,461,195

   Selling expenses                                                    312,514              165,926              296,183
   General and administrative                       144,795            669,604              265,117              442,786
   Depreciation and amortization                      2,068             70,837               26,730               47,162

            Total operating expenses                146,863          1,052,955              457,773              786,131

LOSS FROM OPERATIONS                                  3,813           (430,663)            (129,613)            (297,672)

Interest Income/(expense)                            (2,583)             2,864               (1,289)               2,047


NET INCOME/(LOSS)                                  $  1,230         $ (427,799)           $(130,902)          $ (295,598)

NET LOSS PER COMMON SHARE,
   basic and diluted                                                $    (0.03)           $       *           $     (.03)

*Less than $.01 per share




BALANCE SHEET DATA:


                                31-Jul-00
                                ---------
                               (Unaudited)

                                             Actual         Minimum        Maximum

          Current assets                     1,365,901      3,145,901     10,865,901
          Long Term Assets                     429,404        429,404        429,404
          Total assets                       1,795,305      3,575,305     11,295,305
          Current liabilities                  282,960        282,960        282,960
          Total stockholders' equity         1,512,345      3,292,345     11,012,345


         For the minimum number of shares under the offering, the as adjusted balance sheet data at October 31, 2000 assumes net proceeds of $1,780,000, net of $420,000 in offering expenses. For the maximum number of shares under this offering, the as adjusted balance sheet of October 31, 2000 assumes net proceeds of $9,500,000, net of $1,500,000 in offering expenses.

         The net proceeds to us set forth above are based on the assumption that we must engage broker-dealers to sell all of the shares being offered and that such broker-dealers receive commissions of ten percent. We anticipate that not all of the shares will be placed by broker-dealers and that the average commission paid to any broker-dealers will be less than ten percent.

                                  RISK FACTORS

         The shares offered in this prospectus are speculative and involve a high degree of risk. If you purchase shares you may lose your entire investment. Prior to making an investment decision, you should carefully consider all of the information contained in this prospectus, including the following risk factors.



WE HAVE A NEGATIVE CASH FLOW FROM OPERATIONS AND AN ACCUMULATED DEFICIT SINCE OUR INCEPTION.

         We had a negative cash flow from operations of $1,119,593 in our first fiscal year, after the acquisition of Crown Communications. This negative cash flow was primarily the result of inventory acquisition of $947,000 and a net loss of $427,799. We have an accumulated deficit of $427,799 from our first year of combined operation, with an additional loss of $295,598 occurring thru the second quarter of the second year. Our total accumulated deficit at October 31, 2000 $723,397.

THERE IS A POTENTIAL CONFLICT OF INTEREST WITH LONE STAR CLASSICS.

         The two founding partners are also owners of Lone Star Classics: Lone Stars' customers currently represent around 40% of carparts total sales. Therefore Carpartsonsale could enter into an agreement with Lone Star, which is more favorable to Lone Star than another independent third party at Carpartsonsale expense.



OUR FUTURE SUCCESS DEPENDS TO SIGNIFICANT EXTENT ON THE EFFORTS AND ABILITIES OF SENIOR MANAGEMENT.


         Our future success depends to a significant extent on the efforts and abilities of our senior management, particularly Scott E. Hudson, our president and chief executive officer, Steve Newmark, our vice president, and other key employees, including our technical and sales personnel. The loss of the services of any of these individuals could harm our business. We do not have key man life insurance on any of our management or employees.



WE ARE RELYING ON CERTAIN SUPPLIER RELATIONSHIPS AND THEIR WHOLESALE DISTRIBUTOR STATUS TO PURCHASE GOODS FOR RESALE AT ACCEPTABLE PROFIT MARGINS. A LOSS OF THIS ADVANTAGE WOULD RESULT IN SMALLER GROSS PROFIT MARGINS AND SUBSTANTIALLY REDUCE OUR POTENTIAL FOR PROFITS.

         We are relying on certain supplier relationships and their wholesale distributorships with firms such as Edelbrock, Holley, Ford Motor Sport and MSD Ignition Company, as major suppliers, to provide products at wholesale distributor prices affording us a bigger gross profit margin. The loss of any of these relationships could have a material effect on gross profit margins.





WE MIGHT ONLY SELL THE MINIMUM NUMBER OF SHARES.


         We can have a closing and accept subscriptions for the sale of shares to investors if at least 400,000 shares have been sold, which is the minimum number of shares that may be sold in this offering. In the event such minimum amount, or any amount which is significantly less that the maximum amount of 2,000,000 shares offered in this offering are sold, we may not be able to develop and market our products and services and increase our market share in markets in which we compete as aggressively as if more shares were sold. We would also not be able to take advantage of acquisition or investment opportunities as aggressively. Additionally, we would not be able to expand our operations, or significantly increase the size of our work force and infrastructure to the extent we could if we sold more shares.



YOUR MONEY MAY BE TIED UP FOR NINE MONTHS WITHOUT RECEIVING ANY SHARES.

         We may be unsuccessful in selling at least 400,000 shares in this offering, particularly because our officers and directors are selling the shares in a direct participation offering, without the use of an underwriter. If we fail to sell at least 400,000 shares in this offering, we will be unable to accept any subscriptions in the offering. We could also decide, in our discretion, to not have a closing. Although your funds will be returned to you promptly by our escrow agent, with interest, you will not have the use of these funds for other purposes during the time period that your funds were held in escrow, which could be in excess of nine months.



BECAUSE WE HAVE HAD SUCH A SHORT OPERATING HISTORY, OUR FUTURE PERFORMANCE IS DIFFICULT TO PREDICT.



         Our operating history makes predicting our future performance difficult and does not necessarily provide investors with a meaningful basis for evaluating an investment in our common stock. We began combined operations in April 1999; as a result, we have no relevant comparable prior periods to evaluate. We do have a prior period for Crown, however their results contribute a relative small portion of our current business.

         WE HAVE NO AGREEMENTS WITH ANY UNDERWRITERS OR BROKER DEALERS, AND WE MAY BE UNABLE TO ATTRACT MARKET MAKERS.


         We have no agreements with any underwriters or broker dealers, and we may be unable to attract market makers. This may make it difficult to complete this offering. Or once completed we may be unable to maintain an active public market for our stock.

                           FORWARD-LOOKING STATEMENTS

         This prospectus includes "forward-looking statements." These statements involve known and unknown risks, uncertainties and other factors, which could cause actual results, financial performance, operating performance or achievements expressed or implied by such forward-looking statements not to occur or be realized. Such forward-looking statements generally are based upon our best estimates of future results, performance or achievement, based upon current conditions, and the most recent results of operations. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Potential uncertainties include among other things, the matters described in the "Risk Factors" and other sections of this prospectus.


         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, we do not assume responsibility for the accuracy or completeness of the forward-looking statements after the date of this prospectus.

                                 USE OF PROCEEDS



         The net proceeds to us from the sale of the common stock, after deducting offering expenses, are expected to be approximately $1,780,000 if the minimum number of 400,000 shares are sold or $9,500,000 if the maximum number of 2,000,000 shares are sold. These proceeds are intended to be utilized substantially in the dollar amounts and percentage of total proceeds set forth below.







   Application of proceeds              Minimum                   Maximum

   New product development              $300,000     16.85%       $1,700,000     17.89%
   Marketing and advertising             495,000     27.81%        3,300,000     34.74%
   JV's/Acquisitions                     250,000     14.04%        2,000,000     21.05%
   Facilities                            325,000     18.26%          600,000      6.32%
   Computer equipment                    150,000      8.43%          500,000      5.26%
   Working capital and general
   corporate purposes                    260,000     14.61%        1,400,000     14.74%

                                      $1,780,000    100.00%       $9,500,000    100.00%



          "New product development" costs includes those associated with developing new partners, new distribution, and web properties.


         "Marketing and advertising" costs consist primarily of costs associated with our efforts to increase traffic flow to our web properties. Such efforts may include any or all of the following:


                  Internet advertising, including banner advertisement radio advertising television advertising print advertisements direct marketing campaigns


         In the event that we sell exactly or close to the maximum number of shares in this offering, we plan to significantly increase our advertising expenditures in all of the types of media listed above. If we sell only the minimum number of shares in this offering, we would expect to increase our advertising expenditures to a much lesser degree and will continue to concentrate our advertisements on Internet banner or other types of Internet advertisements.

        "JV's/Acquisitions" cost include those cost associated with research, development and purchase price of any Acquisitons or joint ventures. At this time we have not researched or developed any potential acquisitons or joint ventures. Once we begin this process we will focus on complimentary businesses that have a stronger presence in areas where we are not as exclusively on foreign performance parts.


         "Facilities" costs consist of the following:

                leasehold improvements
                furniture
                equipment
                the development of additional facilities to house our operations


         "Computer equipment" costs consist of additional office computer equipment and web service-related equipment. In the event we sell exactly or close to the maximum number of shares in this offering, and we significantly increase our operations and move our operations into a new facility, we plan to add or replace computer equipment to meet our growing needs. If we sell the minimum number of shares is this offering, our needs for additional computer facilities will diminish.

          "Working capital and general corporate purposes" costs include costs associated with the following costs necessary for our ongoing operations:

         rents
         utilities
         financing account receivables
         existing employee salaries
         existing employee benefits
         professional and consulting fees


         The net proceeds to us set forth above are based on the assumption that we must engage broker-dealers to sell all of the shares being offered and that such broker-dealers receive commissions of ten percent. We anticipate that not all of the shares will be placed by broker-dealers and that the average commission paid to any broker-dealers will be less than ten percent. Accordingly, we may have additional funds available which will be allocated to new product development and marketing.


         The amounts set forth above are estimates. While our intentions with regard to the use of the proceeds of this offering are described above, we do not guarantee that the proceeds of this offering will be used as described in this prospectus. The actual amount expended to finance any category of expenses may be increased or decreased by our board of directors, in its discretion, if a reapportionment or redirection of funds is deemed to be in our best interests. As such, our board of directors and management will have broad discretion, subject to their fiduciary duties, in the use of the proceeds from the sale of the shares offered in this offering. We expect that the level and timing of expenditures necessary for each of the intended uses described above will depend upon numerous factors, including:

                 the progress of our product development activities the timing and amount of revenues resulting from our operation changes in competitive, technological or other conditions in our industry
                 the accuracy of our  estimates of the cost of our proposed uses of the proceeds of this offering

         As discussed above, if the minimum amount is raised, our expansion plans will be limited. In the event that an amount between the minimum and maximum amounts if raised, we intend to allocate such proceeds approximately proportionately to the above uses, but may, dependent on circumstances, allocate the use of such proceeds in a different manner.

         The expansion plans set forth in this prospectus represent our current plans for the development and expansion of our business. We reserve the right when and if the opportunity arises, to acquire other businesses, products and technologies for the purpose of expanding our business, as described in this prospectus or otherwise.

         We are not currently involved in any negotiations for purchasing any material business or group of assets.

We have no specific plans, arrangements, understandings or commitments with respect to any acquisition at the present time, and it is uncertain as to when or if any acquisition will be made. We expect that any business that we would acquire would be in the automotive sector, either Internet or bricks and mortar; however, no assurance can be given in this regard. In the event we sell exactly or close to the maximum number of shares in this offering, we will have a significant degree of flexibility relating to such acquisition or investment opportunities, while if we sell the minimum amount of shares in this offering, our ability to take advantage of business opportunities as they become available will be more limited.

The amounts above are estimates and may be subject to change. At this time we believe this to be the best representation of the projected allocation of proceeds, and do not foresee any substantial deviation. However the level and timing of each project will depend on numerous factors such as,

        -  changes in competition or other conditions in our industry;
        -  the amount of revenues resulting from our operation;
        -  the progress of our product development activities;

         The net proceeds from this offering, together with internally generated funds, based on historical experience, are expected to be adequate to fund our working capital needs for at least the next twelve months. Pending use of the proceeds from this offering as set forth above, we may invest all or a portion of such proceeds in marketable securities, short-term, interest-bearing securities, U.S. Government securities, money market investments, equity or debt securities of other companies or businesses or short-term, interest-bearing deposits in banks.

                                 CAPITALIZATION



         We did not engage an independent appraiser to evaluate the fair market value of our acquisitions of Crown Communications, or The Racing Zone. You have no assurance that the value of the shares issued by the company to The Racing Zone and Crown Communications assets actually reflect the fair market value.

         The following table sets forth our capitalization at October 31, 2000, as adjusted, to give effect to the sale of the minimum number of 400,000 shares of common stock offered and to the sale of the maximum number of 2,000,000 shares of common stock offered in this offering, at an assumed public offering price of $5.50 per share, net of estimated offering costs and after the application of the net proceeds of such sale.



                                                      Actual         Minimum        Maximum
July 31, 2000
Stockholders' equity:

Common stock, $.01 par value per
share; 25,000,000 shares authorized;
9,962,931 shares issued and  outstanding;
10,362,931  shares  issued and  outstanding,
as adjusted  assuming  the minimum number
of shares are sold; 11,962,931 shares
issued and outstanding, as adjusted assuming
the maximum number of shares are sold                 $ 99,630         $103,630        $119,630


Additional paid-in capital                           2,371,289        4,147,289      11,851,289

Receivable from stockholders                          (235,177)        (235,177)       (235,177)

Accumulated deficit                                   (723,397)        (723,397)       (723,397)

Total stockholders' equity                          $1,512,345       $3,292,345     $11,012,345



         On October 31, 2000 the four major shareholders of CarPartsOnSale.com returned 7,054,000 shares of common stock to the company. These shareholders returned these shares without the requirement or expectation of any payment or other consideration from the Corporation, or the issuance of any other stock or other security in substitution for these shares.

                                    DILUTION



         The initial public offering price is higher than the net tangible book value per share of our common stock. Purchasers of our common stock will experience immediate and substantial dilution. The dilution will be 94% or %5.20 per share if the minimum is sold and 82% or $4.59 per share if the maximum is sold.

         Our net tangible book value at October 31, 2000 is $1,365,777 or $.14 per share of common stock. Net tangible book value per share represents the amount of total tangible assets less liabilities, divided by 9,962,931 the historical number of shares of common stock issued as of October 31, 2000. After giving effect to the sale of 400,000 shares in the event that the minimum number of shares offered in this offering are sold or 2,000,000 shares in the event that the maximum number of shares offered in this offering are sold, the as adjusted net tangible book value at October 31, 2000 would be $3,145,777 or $.30 per share in the event that the minimum number of shares offered in this offering are sold, or $10,865,777 or $0.91 per share in the event that the maximum number of shares offered in this offering are sold.

         This represents an immediate increase in net tangible book value of $.16 per share to the existing stockholders in the event the minimum number of shares are sold or $.77 per share to the existing stockholders in the event the maximum number of shares are sold, and an immediate dilution of $5.20 per share to new investors in the event that the minimum number of shares offered in this offering are sold or $4.59 per share to new investors in the event that the maximum number of shares offered in this offering are sold. The following table illustrates this per share dilution:




                                                                                  MINIMUM            MAXIMUM
                                                                                  -------            -------

Assumed public offering price per share of common stock offered
in this offering before deduction of offering expenses........................     $5.50              $5.50
                                                                                   -----              -----
   Net tangible book value per share before offering..........................       .14                .14
   Increase per share attributable to new investors...........................       .16                .77
                                                                                   -----              -----
As adjusted net tangible book value per share after offering..................       .30                .91
                                                                                   -----              -----
Dilution per share to new investors    .......................................     $5.20              $4.59
                                                                                   =====              =====

Percentage that new investors' shares are diluted.............................       95%                83%





         The following tables summarize the relative investments of investors in this offering and our current stockholders, assuming a per share offering price of $5.50, before deduction of offering expenses:



                    MINIMUM                      Stockholders        Investors       Total

Number of shares of common stock purchased          9,962,931           400,000    10,362,931
Percentage of outstanding common stock after
Offering                                               96.10%             3.90%          100%
Gross consideration paid                           $2,235,742        $2,200,000     4,435,742
Percentage of consideration paid                       50.40%            49.60%          100%
Average consideration per share of common
Stock                                                   $0.22             $5.50         $0.43


                    MAXIMUM

Number of shares of common stock purchased          9,962,931         2,000,000    11,962,931
Percentage of outstanding common stock after
Offering                                                83.28%            16.72%          100%
Gross consideration paid                           $2,235,742       $11,000,000   $13,235,742
Percentage of consideration paid                       16.89%            83.11%          100%
Average consideration per share of common
Stock                                                   $0.22             $5.50         $1.11



                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         The following discussion should be read with the historical financial statements, and accompanying notes, included elsewhere in this prospectus.

GENERAL


From inception of the combined companies, which occurred in April 1999 to date, our revenues have been primarily derived from sales of performance and replacement auto parts, die-cast models and automotive print material. Sales have been approximately 85% performance parts and 5% replacement parts, with the balance of 10% coming from the sale of die-cast automobile models and printed automotive materials. Our Internet sales represents approximately 80% of sales and walk in traffic at our fixed retail location in Arlington, Texas represents approximately 20% of sales, to date. We intend to increase our future revenues by concentrating on increasing our Internet revenues.

Prior to Crown Communications being acquired by Carpartsonsale. Crown generated all of their revenue from Internet sales. Their sales mix was equally distributed between die-cast models, automotive print material, and memorabilia. Under the combined group Crown sales represent about 11% of sales for the first fiscal year and about 6% of sales thru the six months ended October 31, 2001.

REVENUES

         In our first combined year of operations we generated a little over $2,150,000 in sales. Our initial revenues were derived approximately 65% from retail sales at our storefront location and the balance of 35% from Internet direct sales. Sales have grown from approximately $85,000 in May 1999 to approximately $250,000 in May 2000. The ratio of our walk in retail sales versus Internet and business sales has also changed. Currently walk in retail sales represents only about 20% with the balance coming from business to business and direct Internet sales.

         Crown generated sales of $226,000 for the year ended April 30, 1999. Crown sales


         We recognize sales when goods are shipped from us to the customer. All retail sales are prepaid by credit card. On commercial accounts with established credit terms, the accounts are assigned a pre approved credit limit and may be covered by a credit card.

WEBSITE DEVELOPMENT AND PRODUCT EXPENSES

         Website development and product costs are continuing to increase substantially, due to our Internet sales program expansion that started with inception in April 1999. We expect our web development activities to continue to increase significantly as we increase our emphasis on generating Internet product sales and marketing revenues. We currently classify all website development a capital expense. Website development and product expenses in the year ended April 30, 2000 were approximately $160,000, of which approximately $86,000 were capitalized.

SALES AND MARKETING EXPENSES


         We have paid selling commissions of $297,397 to outside affiliates, and will continue to attract more affiliates under similar structures. Our marketing expenses have been nominal to date and have not exceeded $15,000 year to date. We recently hired a business-to-business sales executive to generate new commercial accounts. We expect our sales and marketing expenses to increase substantially in the future. Commissions that have been paid through April 30, 2000 have been to a related party. These commissions have been paid at a rate of 30% of sales referred by this related party. We have a referral program whereby other companies that refer customers to us are paid a commission based on the total sales to the referred customers. The commission percentage is based on the total amount of quarterly sales from the referral source and ranges from 5% to 10% on a sliding scale for quarterly referral sales up to $16,000. The commission percentages for referral sources with quarterly sales in excess of 16,000 are negotiated on a case-by-case basis.


GENERAL AND ADMINISTRATIVE EXPENSES


         General and administrative expenses have remained constant, with the exception of increased labor cost due to the hiring of a sales order processing clerk and our business-to-business salesperson. We anticipate a significant increase in general and administrative expenses in the future to support our Internet sales growth. We believe that legal and professional fees, salaries and wages, and general office expenses, will increase significantly to provide for infrastructure necessary to administer a growing public company. In January of 2000, we granted stock options to employees, which currently have an exercise price of $1.45 per share. The board of directors determined that the fair value of our common stock was $1.45 per share based on our prior pricing for our private placement. The stock options granted to employees are intended to be incentive stock options qualified under Section 422 of the Internal Revenue Code. These options vest over a period of five years from the date of grant and have an exercise price of no less than the fair value of our common stock at the time of grant.

We record compensation expense for options granted to employees if the exercise price is less than the fair value of the underlying common stock. Because options issued to employees were granted at the estimated fair value, no compensation relating to these options was charged to operations.



SIX MONTHS ENDED OCTOBER 31, 1999 COMPARED TO SIX MONTHS ENDED OCTOBER 31, 2000.


REVENUE


         Our revenue increased $950,024 or 95% from $999,630 for the period end-ing October 31, 1999 to $1,949,654 for the period ending October 31, 2000. This increase was primarily due to the increase in Internet related sells. In our first period of operations Lone Stars' customers represented over 67% of our revenues compared to less than 44% of our revenues for the period ending October 2000.


SALES AND MARKETING EXPENSES

         Sales and marketing expenses increased $130,257 or 79% from $165,926 to 296,183. The increase is due to the additional selling commissions paid to business accounts for sales to their customers.

GENERAL AND ADMINISTRATIVE EXPENSES

         G&A expenses increased $177,669 or 67% from $265,117 to $442,786. This increase was the result of growing our operations.

BUSINESS SEGMENTS


         We have three retail operations, which represent two business segments. CarPartsOnSale.com and The Razing Zone represent the auto parts segment. This segment constitutes Business-to-Business and Business to Consumer Internet and retail walk in auto parts sales. Crown Communication represents the publishing segment. This segment consists of Internet sales of publishing material and die cast models to the consumer. The auto parts segment represents 89% of sales, 100% of net loss and 98% of cash flow for the year ended April 30, 2000. The publishing segment represents 11% of sales and 2% of cash flow for the same period. For the period ending Ocyober 31, 2000 the auto parts segment was 95% of sales, 100% of net loss and 100% of cash requirements, the publishing segment was the balance. For the period ending October 31, 1999 the auto parts segment was 88% of sales, 100% of net loss and 99% of the cash required.


OTHER INCOME AND EXPENSES

We received interest income on our interest bearing cash accounts.

LIQUIDITY AND CAPITAL RESOURCES.


         We had not achieved profitable operations through April 30,2000 or October 31, 2000. However, management believes our net working capital which was $1,082,941 at October 31, 2000 and $1,389,436 at April 30, 2000 will be sufficient to allow adequate time for us to fully implement our business plan. However, as we continue to increase our emphasis on Internet advertising and marketing revenue and focus on significantly increasing the flow of traffic to our websites, we may experience continuing operating losses. As a result, we may not be able to achieve profitability.


         During the period ending April 30, 2000, we generated insufficient cash flows from operations to support our business. To support operations, management invested additional capital, we completed a private placement, and had options exercised which raised approximately $1,403,000. On April 30, 2000 we had a $295,000 receivable from stock subscriptions, which were paid in May and June. During fiscal 2000 we used cash flows from operations of ($1,128,000). Approximately $947,000 of this amount was used to acquire inventory.


         We had cash and cash equivalents at October 31, 2000 of $42,880 and $98,000 at April 30, 2000. We had working capital of $1,082,941 and $1,389,436 respectively. We intend to continue to utilize our resources in 2001 for website development, marketing and advertising, to finance the higher level of sales necessary to support our anticipated increase in revenues, and for capital expenditures, including the purchase of computer equipment and website development. However, our working capital requirements may change depending upon numerous factors, including, without limitation, the need to expand our website traffic and Internet advertising. We believe that our existing cash and cash equivalents and cash generated from operations, if any, should be sufficient to meet our currently anticipated liquidity and capital expenditure requirements for at least the next 12 months. There can be no assurance, however, that we will be successful in attaining our revenue goals, nor that attaining such goals will have the desired effect on our cash resources. We have no long-term debt; however, we believe that credit facilities may be available to us.


         We may be required to raise additional funds after this offering, especially if we only sell the minimum number of shares and, as a result, do not have the proceeds necessary to implement our business plans to the extent we desire. There can be no assurance that additional financing will be available when needed or that if available, such financing will include terms favorable to us or our stockholders. If such financing is not available when required or is not available on acceptable terms, we may be unable to develop or enhance our services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations.

FOREIGN CURRENCY TRANSACTIONS

         Our revenues are all denominated in U.S. dollars. Accordingly, we do not incur transaction gains and losses related to foreign currencies.

INCOME TAXES

         During the periods presented, we did not have a liability for federal and state income taxes since we incurred net operating losses. The minimum regular federal income tax rate is currently 34%. At present, the state of Delaware and Texas do not impose income taxes on corporations but do impose a business franchise tax on corporations.

SEASONALITY

The automotive performance and replacement parts business are not characterized by significant seasonal swings in demand, but the strongest demand for both product lines takes a seasonally adjusted upswing occurring in the fourth quarter of each year. We expect our net sales and operating results to continue to be affected by these fluctuations. Our revenues may also experience substantial variations as a result of a number of factors, such as consumer and business preferences and introduction of competing products by competitors, as well as limited time promotional pricing and other offers. There can be no assurance that we will achieve consistent growth or profitability on a quarterly or annual basis.

INFLATION

         We believe that inflation has generally not had a material impact on our operations.

                                    BUSINESS

OVERVIEW

THE COMPANY

CarPartsOnSale is a Texas-based corporation that sells high-performance and specialty automobile parts, along with aftermarket replacement parts via the Internet. Our primary focus is in the high-performance and specialty equipment area. In 1996 high-performance and specialty equipment sales were over $6 billion at the manufacturer level and retail sales topped $17 billion, as reported in 1997 Specialty Equipment Market Association market report. The Automotive Parts and Accessories Assoication reports in their 1998 retail market trends publicaiton that the automobile aftermarket replacement parts market is over $32 billion. Car Parts currently owns and operates several related Internet sites - including carpartsonsale.com - which offer over 1 million car parts. CarParts also owns The Racing Zone, a performance car parts retail outlet in Arlington, Texas and Crown publishing an online automotive community. This "clicks and mortar" business combination gives both do-it-yourself consumers as well as automotive parts businesses direct access to high-performance car parts, replica kit cars and a large selection of originally and aftermarket manufactured replacement auto parts and accessories. For various financial, contractual, legal, tax, and other reasons, CarParts conducts various portions of its business through its wholly owned subsidiaries and website divisions. Although each subsidiary is legally distinct, their respective operations are described herein on a consolidated basis. Accordingly, throughout this document, references to "CarPartsOnSale.com, Inc." and "CarParts" refer jointly to CarPartsOnSale.com, Inc., The Racing Zone, Inc., Crown Communications, Inc., and/or their respective divisions, as appropriate.

Today, CarParts operates an e-commerce site which provides service, discounted prices, fulfillment, and one of the widest possible variety of high-performance and replacement auto parts and accessories. CarParts' Internet-oriented business model eliminates several layers from the fragmented multi-tier distribution system found in today's auto parts aftermarket creating value for:

     manufacturers who sell higher volumes;
     consumers who receive lower prices, and better service

In addition to the pure e-commerce currently delivered by CarParts, we plan to create, through its network of web sites, content and community offerings such as product reviews, auction services, chat, and events calendars for the highly enthusiastic subculture of do-it-yourself and professional mechanics.

PRODUCTS AND SERVICES

CarParts is a retailer that combines an Internet-based operation carpartsonsale.com, with a storefront, The Racing Zone, to market and distribute auto parts used by do-it-yourself and professional mechanics. We specialize in high-performance parts used to build or improve hot rod style cars. CarParts also offers replica classic cars, publications for do-it yourself auto enthusiasts, original or aftermarket manufactured replacement auto parts, and specialized auto accessories and automotive supplies. CarParts has also recently opened one of the largest auto related cyber swap meets on the web.

MARKETING AND SALES STRATEGY


Management believes we provide customers with a unique experience by combining the variety, efficiency and economy available through the Internet, with real time advice and consultation provided live by auto parts experts via The Racing Zone. CarParts plans to build the dominant online brand targeting do-it-yourself enthusiasts by appealing to the pride they derive from their mechanic skills. This will be accomplished in several steps:

BUSINESS-TO-BUSINESS PERFORMANCE PARTS AND AUTOMOTIVE SUPPLIES MARKET.

CarParts currently has secured supply relationships with over 100 performance part manufacturers. These relationships give CarParts access to low wholesale prices . This low pricing combined with CarParts' experience and the efficiency of a well-executed e-commerce strategy provide a competitive advantage to attract this customer segment.

CarParts has started serving independent car part retailers by providing them CarParts consignment kiosks. These kiosks will feature attractive designs and tie directly to the CarParts ordering system thereby allowing retailers who currently don't offer performance parts to enter the category with no setup outlays or ongoing inventory costs.

CarParts will also target high-performance auto shops who specialize in converting or repairing hot hods and street rods with a direct sales campaign that may include subsidizing the shop's acquisition of a computer and Internet service in exchange for an exclusive supply agreement.


Currently our overall business-to-business initiative represents about 25% of our total sales. The split between kiosks and repair shop sales is about equal.


BUSINESS-TO-CONSUMER PERFORMANCE PARTS CATEGORY.

This niche is valuable because high-performance enthusiasts are customers who are definable and reachable and they tend to know precisely what they want. This makes the Internet delivery model an attractive service medium to this consumer segment. Furthermore, because performance enthusiasts are ego-driven racers and cruisers whose goal is making a personal statement, they tend to spend more than average do-it-yourself mechanics whose goal is to save money by avoiding repair shops.

B-TO-C AND C-TO-C REBUILT AND USED PARTS CATEGORY.

Via its online swap meet, CarParts has started bringing together businesses and amateur mechanics who will buy, sell and exchange auto parts. In the future these customers will either lease a booth, or pay a transaction fee, for the right to list their products on our site. To date we have not focused much effort on this aspect of our business, however it has continued to grow in listing and page views each month. The new parts section and the swap meet are the same site. This will allow customers the ability to jump from one section to the other with a click of the mouse. In this way we give customers more choices while maintaining their presence on our site.

TARGET REPLACEMENT PARTS.

After establishing its position in the performance parts market as a reliable, rapid, low-cost e-commerce site, CarParts will focus more energy into the replacement parts market. This will be a lower margin, volume-driven strategy enabled by CarParts' relationship with one a large independent auto parts distributor who will fulfill CarParts' orders by shipping directly from their warehouse network to a buyer's home or shop.

ADVERTISING REVENUE.

Businesses have recognized the online commerce opportunity and are increasingly using the Internet to sell and distribute products and services. As online commerce and the number of people using the Internet grow, advertisers and direct marketers are increasingly using the Internet to locate customers, advertise products or services and facilitate transactions. The eAdvertising Report estimates that approximately $1.5 billion was spent by U.S. companies on Internet advertising worldwide in 1998, and this amount is expected to grow to approximately $2.6 billion by the end of 1999 and to approximately $8.9 billion in 2002. According to the eAdvertising Report, Internet advertising spending accounted for approximately 1.2% of the total advertising spending in 1999 and this amount is predicted to grow to 3.4% in 2002.

While establishing ourselves as one of the premier online automotive site, we will enact efforts to attract advertising dollars from the premier automotive and specialty industries.

These strategies will be supported by aggressive use of targeted radio and television advertising, keyword driven online marketing, direct promotions at auto shows and races, celebrity endorsements, and affiliate marketing programs.

INDUSTRY OVERVIEW

The automotive aftermarket is composed of three major segments; repair parts, service and specialty equipment. The repair parts segment provides products designed for maintaining or repairing the vehicle. These products are very similar to their original factory counterparts. The service segment provides maintenance and repair services for our vehicles. In contrast, the specialty equipment segment encompasses all products and services used to modify the performance, appearance and/or handling of vehicles and relatd equipment such as motorcycles, ATVs, boats and other power units. These products and services are not normally a part of vehicles as they come from the factory.

According to the 1997 Specialty Equipment Market Association market report 1996 sales of automotive specialty products reached $6.32 billion at manufacturer level and retail sales were $17.65 billion. An increase of 45.2 percent from 1990, when the manufacturers' sales of specialty equipment was $4.352 billion. This high-performance and specialty market has traditionally been dominated by fragmented, independent parts shops and a few large catalog operations. The Automotive Parts and Accessories Association reports in their 1998 retail market trends publication that the automobile aftermarket replacement parts market in the U.S. is $158 billion, of which, sales to do-it-youself enthusiasts comprise $32 billion.

These aftermarket parts industries currently rely on a two-step, or even three-step-distribution system whereby parts flow from manufacturers to "warehouse distributors," to "jobbers," to retailers before finally reaching consumers. CarParts, through its existing relationships with parts suppliers, can both obtain parts at the lowest prices available and streamline this convoluted distribution system. It can achieve these objectives using its status as a "warehouse distributor" with major parts manufacturers to offer wholesale prices direct to consumers.

Management Team

CarParts' management team combines three ingredients critical to its success:
1.       deep domain expertise in auto parts retailing
2.       solid  comprehension  of  marketing  and  operating  an  Internet-based business
3.       a passion for  hot  rods and  do-it-yourself kit  cars  that provides a unique understanding of customer needs.

Biographies on the management team are set forth below in the section entitled Management.

OPERATIONS

CarParts consists of three retail operations; CarPartsOnSale.com, Crown Publishing and The Racing Zone. CarPartsOnSale.com was founded in April 1999, and the website became active in June 1999. CarPartsOnSale.com's user-friendly website allows customers to search for specialty and replacement parts by general part category, specific manufacturer, price.

The products offered on the site represent over 1 million items, which in management's opinion represents some of the most widely sought after car parts manufactured. The Racing Zone is a retail car parts operation located in Arlington, Texas with over the counter service and telephone ordering. The Racing Zone's staff provide live telephone assistance to Carpartsonsale.com customers with special questions or in need of help with the website. The ordering system triggers fulfillment either directly from the manufacturer to the consumer or from The Racing Zone warehouse. To round out the venture Crown Publishing owns some of the most heavily visited sites for the automotive enthusiast. They offer a wide range of auto-related products: guides, editorials, advertising, parts and memorabilia.

INDUSTRY BACKGROUND

INTERNET INDUSTRY

         GROWTH OF THE INTERNET AND ONLINE COMMERCE

         Over the past several years, the Internet has emerged as a powerful and efficient new medium, enabling people worldwide to exchange information, communicate and conduct business electronically. The number of people using the Internet continues to expand rapidly.


In only five years the Internet has driven a new and powerful economic model for both consumer and business-to-business activity. The Internet is fundamentally changing where people and businesses buy products, and it is also changing how, what and when they buy. International Data Corp. estimates that the number of Internet users worldwide will increase from 142 million in 1998 to over 500 million in 2003.


Forrester Research, Inc. predicts that the overall business to business e-commerce market will increase from $43 billion in 1998 to $1.3 trillion in 2003, and estimates that business to business sites will provide substantial savings to participants through quicker ordering, faster delivery, fewer errors, better information and more opportunities to find desired products and services.

The true promise of e-commerce is the rapidly-developing business opportunities that will available for those who recognize the Internet's significance. Carpartsonsale.com intends to be at the forefront of this opportunity by providing amateur mechanics and professional mechanics unprecedented selection, service and convenience all at the lowest possible prices to the consumers and small shop owners.

It is already clear that online shopping for a wide variety of products is extremely popular with consumers and small businesses. Everything from groceries and books to specialty chemicals and furniture is being sold online every day. The Internet has brought certain fundamental changes for consumers and businesses in each industry it has penetrated. These changes include:


FOR CONSUMERS AND SMALL BUSINESSES          FOR SUPPLIERS AND DISTRIBUTORS
----------------------------------          ------------------------------------
Lower prices to end users                   Increased competition
Wider selection                             Compressed margins
Faster delivery                             Lower inventories
Added convenience                           Reduced working capital requirements
Increased level of service                  Fulfillment challenges


CarParts believes it can take advantage of these dynamic changes to the economy's structure to reduce distribution system costs for the car parts industry and pass much of that savings along to do-it-yourself and professional mechanics. This will create a cycle whereby more users will see the benefits of buying car parts through the CarParts system, which will increase CarParts' buying power with suppliers, thereby effecting even greater discounts to be passed through the value chain to an ever-growing user base.

PERFORMANCE AND SPECIALTY PARTS INDUSTRY HIGHLIGHTS

The following information was obtained using the 1997 Specialty Equipment Market Association market report. Over the last decade the specialty equipment market has experienced an average annual growth rate of nearly 8 percent. During the same time frame the overall automotive aftermarket grew by an average of 3.4 percent, and U.S. Gross Domestic Product showed an average annual growth of 2.36 percent.

Table 1. Manufacturer Sales by Market Segment 1996

SEGMENT                           1996 REVENUES ($ BILLIONS)    % OF TOTAL REVS.
------------------------          --------------------------    ----------------
Specialty Accessories
  and Appearance                                $ 3.23                51.1%

Racing and Performance                          $ 1.52                24.1%

Wheels, Tires, and
  Suspension                                    $ 1.57                24.8%

Total                                           $ 6.32               100.0%

Since 1990, speed shops and performance retailers have lost market share in virtually every product group reviewed by this project. Some of the largest decreases have been in exhaust products, custom wheels, ignition products, carburetor and fuel system products, and chassis and brake products.

While some retail outlet types have experienced declines in their specialty equipment sales since 1990, mail order has increased its market share in two-thirds of the product groups studied. Two product groups in particular have shown large shifts to mail order sales-carburetor and fuel system products, and engine products.

REPLACEMENT AUTO PARTS INDUSTRY HIGHLIGHTS

INDUSTRY SIZE


The following was obtained from the Automotive Parts and Accessories Association 1998 retail market trends publication. Sales of automotive aftermarket products and services in 1998 totaled $159 billion. The industry encompasses:


        o    service and repair;
        o    do-it-yourself parts and accessories;
        o    tires and tubes;
        o    gasoline and other fuels;
        o    lubricants.

After several years of slowing growth, sales of do-it-yourself parts and accessories grew slightly faster than the overall industry to comprise $32 billion in 1998. Table 1 segments the total automotive aftermarket in 1998.


Table 2. Automotive Aftermarket Segments 1998

SEGMENT                           1998 REVENUES ($ BILLIONS)    % OF TOTAL REVS.
------------------------          --------------------------    ----------------
Service and Repair                              $108                  68%
do-it-yourself Parts and
  Accessories                                    $27                  17%
do-it-yourself Oil and
  Chemicals                                       $5                   3%
Tires                                            $19                  12%

TOTAL                                           $158                 100%


INDUSTRY STRUCTURE AND CARPARTS' IMPACT

The supply base for car parts is fragmented across several hundred manufacturers.

Currently, manufacturers rely on a multi-tier distribution system to move their products to market. This means suppliers sell products to Warehouse Distributors who mark up and resell to jobbers who do one of the following things: (1) markup and resell products to retailers, or (2) markup and sell products to the public through their own system of jobber-owned retail sites such as CARQUEST or NAPA. Table 2 portrays the current industry structure by laying out its value chain and the major players at each step.

Table 3. Industry Value Chain and Players

STEP IN VALUE CHAIN                            MAJOR PLAYERS
-----------------------                        ----------------------------
Manufacturers                                  AC/Delco
                                               Edelbrock
                                               Holley

Warehouse Distributors                         General Parts
                                               Genuine Parts
                                               O'Reilly Auto Parts
                                               Fisher APW


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                                               Auto Parts Wholesale
                                               Parts Depot Company

Jobber Retailers                               General Parts
                                               Genuine Parts
                                               O'Reilly Auto Parts
                                               Fisher AP

Retail Chains                                  AutoZone
                                               Advance Auto Parts
                                               Summit Racing
                                               Pep Boys/Parts USA

Performance parts are distributed in a similar fashion. In each step of the distribution process products are marked up as handling costs, inventory costs, and profit making are factored into each layer. This unnecessarily increases prices to end consumers.

CarParts will attempt to change the industry structure by offering wholesale prices direct to do-it-yourself and professional customers. Currently CarParts believes it is the only major Internet company, which has achieved this enormous and unique advantage. The result will be the widest possible product offering at the lowest possible price relationship. The current industry distribution structure and CarParts' potential impact is best characterized by thefollowing example:

Table 4. Example of how a Replacement part moves through the distribution chain. Performance parts follow the same process, but margins are higher at each step.

STEP IN DISTRIBUTION CHAIN       CAR PARTS PROCESS         TRADITIONAL PROCESS
--------------------------       -------------------       --------------------
CarParts pays                    $100
Jobber Pays                      $106                      $120
Retailer pays                    $106                      $120
Garage pays                      $122                      $132-144
Consumer pays                    $122 + shipping           $145-160 + sales tax


Carparts customer gets a net savings of 19% to 31%.


TARGET MARKET

As estimated by the Automotive Parts and Accessories Association, 1998 Aftermarket Factbook 15% of the U.S. population maintains and repairs their own vehicles. Of this group, 24 million consumers are regarded as medium-to-heavy "do-it-yourselfers" who take on home projects from installing a new muffler/exhaust system to executing a complete a valve job. They are 85% male and their average age is 40-45 years. They have an average income of $40,000 - $50,000, and live predominantly in the Southern U.S. In fact, the automotive aftermarket is the third largest category for household spending, commanding over $1,700 of the retail dollars spent in the average American household in 1997. We will target this specific market demographic on a national basis via the Internet and will focus its promotional efforts and retail expansion in Texas and the Southeastern U.S.

In the future, CarPartsOnSale.com will target a new, developing demographic of younger do-it-yourself auto enthusiasts and younger professional mechanics who are computer literate and who understand the advantages of the Internet. For Internet-savvy auto enthusiasts car parts will be a natural extension combining their auto hobby with Internet shopping. Perhaps more importantly, as Internet awareness grows in independent garages and parts stores, young employees with Internet exposure will help guide those organizations toward online buying.

         We intend to use a portion of the proceeds of this offering to establish an aggressive advertising and marketing program, which we expect to result in an increase in our Internet market share.

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


                              BUSINESS DESCRIPTION

CarParts offers a unique blend of online efficiency creating product breadth and low prices with hands-on customer service and rapid fulfillment to provide a satisfying buying experience to a very specific and highly identifiable customer segment. Management's research finds that this "clicks and mortar" concept creates a powerful advantage over competitors for two reasons:

     First, auto parts consumers are highly value-conscious. They demand high quality, wide variety and low prices. These are characteristics that existing retailers, catalogers or online sites struggle to provide given their physical space limitations, inventory carrying costs, or lack of relationships with manufacturers. Through its virtual superstore, its relationships with performance parts manufacturers, and its relationship with the independent replacement part distributor, Star Automotive Parts, we can offer one of the widest selection of parts at of the lowest competitive prices.

     Second, our capable staff of auto mechanics, hobbyists and enthusiasts shares the interests and concerns of individual do-it-yourselfers and small garage operators. This connection will create a brand loyalty that brings return customers and reduced costs as clients learn CarParts' money saving efficiency

Strategic Focus

CarParts has a simple mission: provide outstanding customer service, discounted prices, offer the widest possible variety of high-performance, specialty, accessories and replacement auto parts and fill orders quickly. We intend to establish itself in the minds of consumers and performance parts shop owners as the best place to buy high-performance, specialty auto parts.

Management believes that the fragmented supplier base and multi-tier distribution channels can be effectively concentrated in an online "virtual superstore" format.

To meet this market opportunity, CarPartsOnSale today offers 1 million over the Internet and has set up three fulfillment warehouses, 2 in Texas and 1 in California, hired 16 employees, and is tying together a network of over 20 web sites all focused on various special interests of do-it-yourself performance enthusiasts.

Management believes the following ingredients are key to success in this market:

     A clear strategy which:
     o focuses on dominating the online retailing of performance car parts and brings more performance part consumers to the online channel;
     o extends the CarParts' value proposition to independent parts retailers and professional mechanics;
     o makes CarParts the preferred supply channel for consumers and business for originally-manufactured replacement parts.

     Experienced management dedicated to rapid execution of the business model and committed to adopting that model based upon CarParts' experience in the marketplace;

     Disciplined implementation of financial controls and reporting with minimal overhead;

     Aggressive inventory and accounts receivable management that drives high turnover and provides healthy cash management;

     Strong relationships with suppliers and partners that enables CarParts to offer the widest variety of products at discounted prices;

     Development of the CarParts brand in a way that engenders loyalty and respects the self-sufficiency and talent of automotive hobbyists;

     A clear focus on the target market: higher-margin products sold to high-performance automotive hobbyists at the lowest possible price.


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


The Car Parts on Sale Advantage

The CarPartsOnSale concept is a new method of attracting do-it-yourself and professional mechanics to purchase their performance parts, replacement parts, and accessories through our online virtual parts warehouse superstore.

                               THE CARPARTSONSALE GUARANTEE:

              "YOU WILL RAPIDLY RECEIVE THE HIGHEST QUALITY PRODUCT
               AT THE LOWEST PRICE AVAILABLE OR YOUR MONEY BACK."

Operations

CarPartsOnSale currently operates over 20 web sites, three warehouses, a publishing company, and a retail performance auto parts store. We employ 16 people full-time and offer over 1 million parts for sale through its website.

FULFILLMENT DIRECT FROM MANUFACTURER. CarParts fills about 30% of customer orders from its warehouse inventory. The bulk of orders are received by CarParts, transmitted to original manufacturers and shipped directly to the consumer or shop directly from the manufacturer. For those manufacturers not currently shipping CarParts orders direct to customers, CarParts plans to established a temporary network of part-time representatives paid on a piece-part basis who live nearby the manufacturer's production facility. CarParts forwards orders to the local representative who physically goes to the manufacturer and purchases the product over-the-counter from the manufacturer at near wholesale price. The CarParts representative then makes direct shipping arrangements. Ultimately, CarParts will try to establish direct-ship capabilities with every major performance part manufacturer.


INTERNET, PHONE OR FAX ORDERING. CarPartsOnSale is geared to receive orders through most mediums. The advantage is:

     - immediate inventory visibility for clients who will have a guaranteed delivery date

     - clients who are able to simultaneously view online catalog and ordering process while speaking on the telephone live to a Racing Zone sales associate.

This enables clients to access the expertise of a live sales person for personalized advice on selecting a part or to navigate the Internet-based ordering system. As each client learns to use the website they will conduct future purchases in a fully-automated process enhancing his convenience and reducing CarParts costs.


CUSTOMER DATABASE. Each CarParts customer will become an integral part of an extensive database that develops individual profiles of consumers and small businesses for use in highly-targeted marketing efforts. Manufacturers will seek access to this data for their product development and marketing purposes.

Alliances

"Warehouse Distributor" Designation with Over Top 100 Performance Parts Manufacturers. A key to CarParts' success is access to wholesale prices. CarParts has access to Warehouse Distributor prices from most major performance product manufacturers such as Holley Performance Products and Edelbrock. CarParts, through The Racing Zone, has access to all Ford Motorsports parts at Warehouse Distributor pricing. These Warehouse Distributor designations allow CarParts to offer parts to the public at a deep discount to retail; even lower than so-called "discount" retailers. Such Warehouse Distributor status would be difficult or impossible for other Internet retailers to implement from a standing start.



STAR AUTOMOTIVE FOR REPLACEMENT PARTS. Currently, only about twelve percent of CarParts sales come from replacement parts such as Walker Exhaust and Borg Warner. These parts are largely commodities; as such there is negligible differentiation between suppliers, and low gross margins. CarParts has reached an agreement with one of the nation's largest independent supplier of replacement parts--Star--whereby Star will take orders from CarParts and ship products directly to the do-it-yourselfer or professional mechanic. CarParts is currently working to tie together Star and carpartsonsale.com database systems to allow real-time inventory visibility and fully automatic order fulfillment.

CONTENT AND COMMUNITY

CarPartsOnSale.com will feature functionalities important to do-it-yourselfers and professional mechanics that will build the CarParts brand, drive new traffic to the site, and engender stickiness to the site for users.

PRODUCT REVIEWS. CarParts is attempting to become the "C-net of performance auto parts" through Crown Publishing, in conjunction with other invited editorial guests, who will offer valuable content--reviewing new designs and investigating consumer experiences with particular products. Carparts will also solicit and post consumer comments on particular products and where appropriate link such commentary to the ordering catalog so that buyers and potential buyers will be better informed. For providing such feedback, consumers will be rewarded with discount coupons for CarParts products.

BULLETIN BOARD/CHAT. Carpartsonsale.com's website should become a gathering place for enthusiasts to meet other people who share their intense passion for high-performance cars. Ford, Chevrolet, and Mopar customers will be able to meet in subgroups to discuss experiences or events. Manufacturer representatives will be featured in scheduled chat sessions to discuss new products directly with end users and to encourage and collect consumer feedback.

AUCTION. CarParts is also targeting auction sales as a lucrative extension. Currently we offer a limited number of parts for sale on some of the more popular auction sites, while developing our own functionality. In the future these offerings will be expanded and CarParts will offer its own auction functionality where any consumer or shop can sell or barter their surplus wares.

Current Programs

     BUSINESS TO BUSINESS

CarPartsOnSale currently has a strong presence in the Dallas-Ft. Worth-Arlington area from local marketing efforts, local media coverage, and the presence of the Racing Zone retail outlet. Expansion plans to consumers are planned in several programs.

     We see the business-to-business marketplace as a tremendous opportunity to build repeat customers and lower transaction costs for independent parts retailers as well as garages. As such, CarParts is already expanding aggressively into the business to business space and is focused on building relationships with garages and professional mechanics who specialize in installing high-performance parts and servicing hot-rod style cars.

We may seek to acquire a company that currently serves small high-performance garages as part of this program. Currently we have made no arrangements, agreements or understandings to acquire such company.

     BUSINESS TO PERFORMANCE CONSUMER


Carparts intends to dominate performance parts Internet retailing by fully exploiting the cross-marketing opportunities from the various CarParts online and offline properties. This will be accomplished by focused marketing and promotional programs such as the recent Cobra Kit car giveaway contest for carpartsonsale.com customers. The CarParts conglomerate's properties include:


     Several websites related to the performance auto enthusiast.
     Crown Publishing, including: kitcar.com, cobracountry.com,
       mustangcountry.com streetrodcountry.com, et al.
     The Racing Zone, a retail storefront in Arlington, Texas.

This program may also include purchasing or merging with other regional auto parts retailers with substantial Internet sales. Currently we have made no arrangements, agreements or understandings to acquire or merge with any such company.

We will continue to take advantage of our relationship with Lone Star Classics, which has provided us with substantial revenues and valued customers. As our business has continued to grow, Lone Star's customers have become an ever decreasing portion of our sales. We expect this trend to continue in the future. We currently have plans designed to develop other relationships like the one we have with Lone Star, which may result in this type of revenue continuing to represent over 40% of sales.

From a technological and marketing perspective the Business to Consumer strategy will be enhanced by CarParts' unique "Harry the Haggler(R)" feature. Harry is an animated character who greets each shopper as he or she heads for checkout or browse the site. He provides some comic relief with his gruff appearance and typical parts-man parlance, but more importantly he challenges customers to barter with him in exchange for immediate price breaks and coupons for savings on future purchases. In the process, Harry helps obtain useful consumer data that CarParts will mine and use later for targeted marketing efforts.

     BUSINESS TO GENERAL PARTS CONSUMER

This effort should start in late 2000. During this phase CarPartsOnSale will center on switching more do-it-yourself consumers to purchasing general replacement parts over the Internet, and refining the CarParts marketing and fulfillment models to provide the lowest cost distribution system for replacement parts. This will be accomplished by expanding current relationships and database linkages with Star Automotive and other independent wholesale distributors and manufacturers to increase the number of parts available and the level of personalized service provided by CarParts.

     ADVERTISING REVENUE

CarParts has not allocated resources toward generating income from potential advertisers. A campaign has been formulated with prospective clients targeted. The recently hired VP of marketing and sales will oversee this effort. We expect to see advertising revenue by the end of the third quarter of 2000.

Brand Marketing, Sales and Advertising

CarPartsOnSale recognizes that its main value proposition is not defended by a proprietary technology or patent, and that a major key to establishing its success as the leading "virtual auto parts superstore" is dependent on establishing a credible and memorable brand. This effort will be driven by the our ability to create value for the customer through:

     Supplier relationships that enable significant discounts below other channels and other online offerings.

     Web infrastructure that improves each customer's satisfaction and the overall buying experience.

     Fulfillment logistics that move products quickly and accurately to each end user.

     The brand that these strategies build.

CarParts will utilize these assets to build a brand that stands for value, service, expertise, and convenience that will drive do-it-yourself and professional mechanics to our Company's sites. Continued success in the early stages will create a veritable cycle whereby satisfied consumers spread word of mouth recommendations to other auto enthusiasts. As the CarParts community grows unto itself product reviews become broader, chatroom activity more broad scale, event-presence more visible and transaction-intensity grows, thus improving our leverage with suppliers.

CarPartsOnSale is already positioning itself in key search engines and in key high-traffic areas frequented by auto enthusiasts. It also aggressively promotes itself through onsite promotions at places and events where auto enthusiasts gather. The following is a brief outline of how CarParts is gearing up to achieve dominant brand status:

Brand Marketing Strategy

The brand marketing strategy will first target the performance car enthusiast; this is an easily identifiable and self-selecting consumer subset. The performance enthusiast is easy to reach through target publications such as HOT ROD

MAGAZINE and CAR AND DRIVER. He often attends events such as carhops and races where promotional efforts can have a strong impact. They are also the least-price-sensitive of car parts consumers because he is a hobbyist and places great emotional value in the appearance and performance of their cars. The goal of the initial launch as well as the ongoing marketing efforts will be to:

     Position CARPARTSONSALE.COM in the minds of each potential, first-time and repeat customer as having the market's widest selection, lowest prices, and most outstanding service.

     Execute as many sales transactions as possible to develop a loyal customer base and build a reputation for fast, courteous, accurate fulfillment.

Brand Advertising Strategy

We believe that traditional and some untraditional marketing and advertising methods should be used to drive the success of the Carpartsonsale.com brand. Until more auto enthusiasts shop online, management research points out that over 99% of all parts and kit car transactions are currently conducted offline CarParts will expend its marketing resources on traditional and untraditional marketing, advertising and public relations in order to effectively reach and stimulate each target customer.

In efforts to obtain the most extensive exposure in the marketplaces, we have allocated $2 million in fiscal 2001 for advertising and promotion. For the fiscal years 2002-03 we may commit up to 35% of sales to the critical area of marketing and brand building. Such a significant investment should secure CarParts as one of the leading online provider of performance and replacement parts to do-it-yourselfers and professionals. Starting in 2003 CarParts will commence harvesting this initial investment, but will continue to allocate 3%-4% of total sales in advertising and brand-building efforts.

MEDIA PURCHASES. CarpartsOnSale's internal marketing and advertising staff will coordinate production of carpartsonsale.com advertising programs. We will use outside production services on a competitive bid basis for specified projects requiring talent or services not available within CarParts. We consider efficient and effective media placement for the carpartsonsale.com virtual performance parts superstore to be a critical aspect for its success. CarParts will spend the majority of marketing resources in this category, so a clear strategy and effective implementation to achieve maximum weight is paramount.

CARPARTS' overall advertising objective is to achieve maximum results for the dollars spent, and management anticipates that medium will be differentially effective between various markets. CarPartsOnSale expects to leverage its advertising budgets with strategic marketing programs, supplier support and co-op advertising campaigns and promotional programs. Following is a summary of the activities anticipated by management:

BANNER ADVERTISING. We have already developed some banner ads and they will soon initiate highly-targeted banner campaigns on sites that cater specifically to auto enthusiasts. The banners are interactive and will transport a visitor directly to the carpartsonsale.com site. Placements and creative strategies of these banners will be regularly monitored and evaluated for their effectiveness and sales generation results and only the profitable-return websites will be employed on an ongoing basis. Payment will be based on appropriate click-through rates and commissions.

DATA MINING. An e-mail database will be compiled and used to send out special promotional information, coupons, and product information. These emails will be highly targeted according to past purchases, individual preferences, seasons, etc. Additionally, Carpartsonsale.com sales representatives will be able to constantly enhance data collection creating an accurate and robust database of loyal customers.

DIRECT MAIL. Given the zealous nature of the performance car enthusiast, management believes that direct mail will be a cost-effective way to reach this easily-identifiable group. Direct mail also offers great potential to build brand loyalty with customers and attract prospective customers to the website through coupons, promotions and descriptive literature.

PUBLIC RELATIONS & PUBLICITY. Two teams will operate the Carpartsonsale.com ROLLING GARAGE to maximize presence at carhops, racing events, trade shows, motorcycle runs and other events where do-it-yourself auto enthusiasts gather. Representatives will distribute literature, run giveaways, and advocate the brand with real-time online demonstrations. CARPARTSONSALE.COM PR representatives will also work with opinion leaders, trade magazines, and industry publications to actively place articles describing our product.

COUPONS, CONTESTS AND GIVEAWAYS. Registered users of the Carpartsonsale.com site will periodically be eligible for a free kit car, Cobra replica or street rod reproduction. First time visitors will be offered discount coupons.

CYBER SWAP MEET. We have established an "everything automotive" cyber swap meet. It is accessible from the Car Parts On Sale home page and structured like real life swap meets and "flea markets" that take place every weekend throughout the U.S., however, the site will enable buyers to quickly search for certain products or browse in a more traditional fashion. To build traffic in the early stages, sellers will be able to participate in the swap meet free of charge. Later, after a critical mass is reached, CarParts will charge sellers to rent their virtual stalls or take a transaction fee based on sales volume executed.

ONLINE COMMUNITIES. Management believes the Carpartsonsale.com site will attract a thriving community of auto enthusiasts who rely extensively on word-of-mouth recommendations in their purchasing habits. Additionally, receiving and directing these visitors, management intends to proactively seek out other opinion setting websites and, through whatever public forums are available, educate their users about Carpartsonsale.com.

SALES AND MARKETING

To date we have relied on low pricing, rapid fulfillment and customer service to provide most of our customer generation. We have attended trade and car shows, race venues and some direct mail programs to help facilitate name recognition. We have developed and sales and marketing plan which we will begin to implement in the third quarter of 2000. This plan includes print, radio and television as the main source for marketing our brand.

COMPETITION

The ONLINE auto parts market is new, rapidly-evolving, and highly-competitive. Management expects the competitive environment to intensify in the future. Barriers to entry are not substantial and current and new competitors could launch new websites at a relatively low cost. However, much of the traditional car parts industry is also highly competitive and fragmented, placing a premium on establishing relationships with a manufacturers and developing a technology that is well tailored to the parts industry's particular dynamics.

Many of our competitors, especially the offline competitors described below, have longer operating histories, larger customer bases, greater brand recognition, and significantly greater financial and marketing resources than carpartsonsale.com. CarParts considers as its competition companies that offer for sale: high-performance specialty parts and publications, aftermarket-manufactured parts and accessories, and kit cars. We do not consider companies that sell salvaged auto parts or parts for antique/classic replica cars to be competitors. The competition can be broken into two groups: online and offline.

1. ONLINE COMPETITION

CarParts enjoys two significant advantages over current competitors who are attempting to retail car parts over the

Internet. First, CarParts has access to warehouse distributor pricing when buying its parts from the 100 of the top performance parts manufacturers. This arrangement enables CarParts to offer the same part at a 19%-31% discount from retail prices. Eventually, other car parts e-retailers may be able to garner sufficient volumes to obtain similar preferred pricing.

Second, CarParts' management team has over 60 years of experience in the car parts business. Certain members of management have relationships with suppliers that go back over 9 years and constitute an established reputation in the car parts industry. Current many of the online competitors are comprised of technologists who know how to run an Internet company, but who have little significant experience in the auto parts sphere.

2. OFFLINE COMPETITION

Ninety-nine percent of all performance auto parts are purchased offline through retailers, jobbers, or catalogs. CarParts' primary challenge is to convince buyers to change traditional behavior and shop online, however, a significant threat is posed by the potential of existing players to enter the online retail space.

MAIL ORDER CATALOGS. The most foreboding of possible competitors are the catalog companies who already have longstanding "warehouse distributor" relationships with the major performance part manufacturers. The catalogs also have a well-established brand with consumers and a reputation for delivering discounted parts direct to do-it-yourself and professional mechanics. These competitors may also expand their market to compete in the online market.

SOME OF OUR COMPETITORS ARE LISTED BELOW

Autozone
Pep Boys
O'Reileys
Carparts.com
Wrenchead.com
Jeggs
Summit

LITIGATION

         Currently we have no outstanding legal proceedings or are we aware of any potential proceedings. We may be subjected to claims for product and general liability. These types of claims have been brought, sometimes successfully, against business such as ours in the past. Any litigation arising from these claims would likely result in substantial costs and diversion of resources and management attention, and an unsuccessful defense to one or more such claims could result in material damages. We have no insurance coverage for these types of claims.

GOVERNMENT REGULATION

         Laws and regulations that apply to Internet communications, commerce and advertising are becoming more prevalent. The adoption of such laws could create uncertainty in Internet usage and reduce the demand for all products and services offered on the Internet. Recently, Congress enacted legislation regarding children's privacy on the Internet. It is possible that additional laws and regulations may be proposed or adopted with respect to the Internet, covering issues such as user privacy, taxation, advertising, intellectual property rights and information security. Several states have proposed legislation to limit the use of personal user information gathered online or to require online services to establish privacy policies. We believe that we are fully compliant with all existing state and federal privacy laws.

         The Federal Trade Commission recently reported that it has no present intention of proposing legislation to address online privacy in the near future, and that it believes self-regulation to be the best course of action, except for rules enacted to implement the Children's Online Privacy Protection Act, which governs the collection of personal information from children and the confidentiality of such information. However, the FTC has initiated action against at least one online service regarding the manner in which personal information was collected from users and provided to third parties. We believe that we are fully compliant will all FTC privacy laws.

         We have registered a number of domain names, including CarPartsOnSale.com, performancepartsonsale.com, cobracountry.com, kitcar.com, theracingzone.com. Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is evolving. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar intellectual property rights is unclear.

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


Therefore, we could be unable to prevent third parties from acquiring domain names that infringe on or otherwise decrease the value of our trademarks and other proprietary rights. Additionally, there may be online companies in other countries using domain names that potentially infringe on our trademarks. We may be unable to prevent them from using these domain names, and this use may decrease the value of our trademarks and our brand names.

         We may be required to obtain licenses from others to refine, develop, market and deliver new services. We may be unable to obtain any such license on commercially reasonable terms, if at all, or guarantee that rights granted by any licenses will be valid and enforceable.

         We have not historically emphasized our brand names. However upon successful completion of this offering we plan to attempt to significantly strengthen our brand names. As competitive pressures in the online direct marketing industry increase, brand name strength may become increasingly important. If we do not strengthen our brand names, we may be unable to maintain or increase traffic to our websites, which we expect would lead to decreased revenues from our Internet advertising and marketing clients. We may in the future devote substantial resources to promote "CarPartsOnSale" or other brand names, although we do not currently intend to do so. The reputation of our brand name will depend on our ability to provide a high-quality online experience for consumers visiting our websites while ordering product. Negative experiences of consumers or Internet advertisers and marketers with our websites or products might result in publicity that could damage our reputation and diminish the strength of our brand names.

EMPLOYEES

         As of October, 2000, we had a total of 17 employees. Since we are a small company, all management and most other employees perform multiple functions, however the primary functions can be grouped as follows, 4 management, 2 accounting, 4 technical, 4 sales and 3 shipping/support. None of our employees are represented by a union, and we consider relations with our employees to be good.

FACILITIES

We currently occupy approximately 5,500 square feet in a leased facility in Arlington, Texas with a monthly payment of $3,500. We also lease a portion of a 23,000 square feet warehouse in Ft. Worth, Texas, with a monthly rental cost of approximately $500 per month and a small distribution center in Santa Clarita, California. The lease for the Arlington facility expires in January 2009.

         We plan to expand our facilities further in 2001 to accommodate our anticipated growth. We would expect to lease up to 30,000 square feet of space in the Dallas/Ft. Worth area that could house our operations for the next several years.

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


                                   MANAGEMENT

CarParts management and development teams are comprised of entrepreneurial professionals with deep experience in auto parts retailing and operating Internet-based businesses with genuine passion for high-performance automobiles. After merging together several related ventures they are now ready to expand the vision of Carpartsonsale.com and challenge the inefficient traditional industry structure by going direct to do-it-yourself and professional consumers.

Development of the business plan requires expertise in many different areas that could not be supported full-time by CarParts operations. Thus we will subcontract with many specialized service providers and talented individuals in the beginning stages to maximize results while reducing startup costs and overhead.


DIRECTORS AND EXECUTIVE OFFICERS

        The following persons are our current executive officers and directors:

NAME                      AGE       POSITION
--------------------      ---       --------------------------------------------
Scott Hudson              37        president, chief executive officer, director
Stephen Newmark           42        vice president, director
Mike Davis                42        secretary, director
Barry Yankelevitz         56        treasurer, director
Curt Scott                54        director
Scott Condron             37        director
Earnest Henderson         44        director


         Set forth below is a brief description of the background of our officers and directors.

Scott Hudson co-founded, and has served as Vice-President from April 1999 thru September when he became President and CEO of CarPartsOnSale.com. From February 1998 until September 1999 he served as Deputy Managing Director of Republic National Bank of New York, where he oversaw their investment banking equity division. From July 1995 until June 1997 he served as Managing Director of Wheelock NatWest, an Asian investment bank headquartered in Hong Kong, where he oversaw their equity division. In 1991 he and Mr Newmark co-founded Lone Star Classics a specialty automotive business. Mr. Hudson holds a BA in Finance from the University of Texas (Arlington).

Stephen Newmark co-founded, and has served as President from April 1999 thru September when he became Vice-President of CarPartsOnSale.com. From July 1995 until September 1999 he served as Vice-President/owner of Lone Star Classics, a specialty automotive business, where he ran the companies daily operations. In 1991 he and Mr Hudson co-founded Lone Star Classics. Prior to running Lone Star Classics he spend over ten years working as an investment banker. Mr. Newmark holds a BS in accounting from City University of New York.

Mike Davis has served as Operations Manager since April 1999 of
CarPartsOnSale.com. In 1998 Mr. Davis founded The Razing Zone. Mr. Davis worked for Allen Samuels Ford from 1983 until August 1998 where he held various management roles, most recently he served as operations manager for the parts and service division.

Curt Scott has served as Director of Media Content since April 1999 of CarPartsOnSale.com. In 1982 Mr. Scott founded Crown Communications, a specialty automotive publishing company and a online automotive community. Mr. Scott holds a BA in Finance from the University of North Carolina and a MBA from Georgia State University.

Barry Yankelvitz has served as Director of Accounting since April 1999 of CarPartsOnSale.com. In 1989 he founded his own accounting practice. Mr. Yankelvitz is CPA and holds a BS in accounting from Long Island University. Mr. Yankelvitz holds a Series 7 license through Questar Capital Corp.

Scott Condron was elected as an independent director on September 19, 2000. In June 1999 Mr. Condron joined Financial Technologies International as Senior Vice President, Capital Markets Technology. From January 1993 until May 1999 Mr. Condron was employed by Republic National Bank where he held various role in the financial engineering department. He holds a BS from Rochester Institute of Technology.

Earnest Henderson was elected as an independent director on September 19, 2000. In March 1999 Mr. Henderson joined as Technology Architect for EMC Corporation. From 1988 to March 1999, he held various systems engineering positions at Amdahl Corporation. He holds a BS in Computing Science from Texas A&M University.

         Our future success depends to a significant extent on the efforts and abilities of our senior management, particularly Scott E. Hudson, our president and chief executive officer, Steve Newmark, our vice president, and other key employees, including our technical and sales personnel. The loss of the services of any of these individuals could harm our business. We may be unable to attract, motivate and retain other key employees in the future. Competition for employees in Internet-related businesses is intense, and in the past we have experienced difficulty in hiring qualified personnel.

         Our board of directors is elected annually by our stockholders. We elected Scott Condron and earnest Henderson as directors on September 19, 2000 during a special meeting. To date directors have received no cash compensation for their services to us as directors, but would be reimbursed for expenses actually incurred in connection with attending meetings of the board of directors. Following the first closing of this offering, we will pay $1,000 per fiscal quarter to each of our outside directors. Members of the board of directors are eligible to participate in our 2000 employee stock option plan.

         The audit committee currently consists of Scott E. Hudson, Stephen Newmark, Scott Condron, Earnest Henderson and Barry Yankelvitz. The audit committee recommends engagement of our independent certified public accountants, and is primarily responsible for reviewing and approving the scope of the audit and other services performed by our independent certified public accountants and for reviewing and evaluating our accounting principles and practices, systems of internal controls, quality of financial reporting and accounting and financial staff, as well as any reports or recommendations issued by the independent accountants.

         The compensation committee currently consists of Scott E. Hudson, Steve Newmark, Scott Condron and Earnest Henderson. The compensation committee generally reviews and approves our executive compensation and currently administers our 2000 stock option plan.

         We currently have no nominating committee.

EXECUTIVE COMPENSATION

         The following table sets forth the cash and other compensation paid in the last year to our chief executive officer and all other executive officers.


                                                  ANNUAL COMPENSATION
                                 ------------------------------------------------------
NAME AND                                                                   OTHER ANNUAL
PRINCIPAL POSITION               YEAR          SALARY          BONUS       COMPENSATION
------------------               ----          ------          -----       ------------

Scott E. Hudson                  1999          80,000
  President and chief
  executive officer


                                       31



Steve Newmark                    1999          80,000
  Vice President

Mike Davis                       1999          60,000

Curt Scott                       1999         100,000



EMPLOYMENT AGREEMENTS

Upon successful completion of this offering we plan to enter into employment agreements with two of our executives. The employment agreement with Scott E. Hudson provides for him to serve as the president, chief executive officer and a director, and provides for an annual base salary of $120,000 and to be eligible for a bonus to be determined by the compensation committee. The employment agreement with Steve Newmark provides for him to serve as the vice president, provides for an annual base salary of $120,000 and to be eligible for a bonus to be determined by the compensation committee.

         Each of these agreements becomes effective upon the first closing of this offering, expires on the fifth anniversary of the first closing of this offering and contains restrictions on the employee engaging in competition with us for the term of the employment agreement and for one year after the term and provisions protecting our proprietary rights and information. Each agreement also provides for the payment to the employee of a lump sum equal to three times the average of the employee's annual compensation for the prior two years, plus 10% upon his termination in the event of a "change in control" of CarPartsOnSale of the employment agreement, which is defined in the agreements to mean any of the following:

                  a change in control as defined in Rule 12b-2 under the Securities Exchange Act of 1934;

                  a person, as such term is defined in Sections 13(d) and 14(d) of the Exchange Act, other than a current director or officer of CarPartsOnSale becoming the beneficial owner, directly or indirectly, of 20% of the voting power of our outstanding securities; or

                  the members of our board of directors at the beginning of any two-year period ceasing to constitute at least a majority of the board of directors unless the election of any new director during such period has been approved in advance by two-thirds of the directors in office at the beginning of such two-year period.


2000 STOCK OPTION PLANS

We have adopted the 2000 employee stock option plan in order to motivate our qualified employees to assist us in attracting employees and to align the interests of such persons with those of our stockholders. The 2000 plan provides for the grant of "incentive stock options" within the meaning of the Section 422 of the Internal Revenue Code of 1986, to our key employees.

The 2000 employee plan, which will be administered by the compensation committee of the board of directors, authorizes the issuance of a maximum of 1,500,000 shares of common stock, which may be either newly issued shares, treasury shares, reacquired shares, shares purchased in the open market or any combination of these types of shares. Incentive stock options may be granted at an exercise price of not less than the fair market value of shares of common stock on the date of grant, If any award under the 2000 employee plan terminates, expires unexercised, or is cancelled, the shares of common stock that would otherwise have been issuable under the award will be available for issuance under the grant of new awards.


As of February 1, 2001, our employees have options to purchase an aggregate of 63,500 shares of common stock outstanding under the 2000 employee plan. These options currently have an exercise price of $1.45 per share. These option have a five year vesting period, with an equal amount vesting at the end of each year in equal installments over five years. No options have been granted to our executive employees.

We have adopted the 2000 consultant stock option plan in order to motivate our qualified consultants and independent contractors, to assist us in attracting employees and to align the interests of such persons with those of our stockholders. The 2000 plan provides for the grant of "incentive stock options" within the meaning of the Section 422 of the Internal Revenue Code of 1986, "nonqualified stock options," restricted stock and other types of awards to our officers, directors, key employees, consultants, agents, advisors and independent contractors.

The 2000 consultant plan, which will be administered by the compensation committee of the board of directors, authorizes the issuance of a maximum of 500,000 shares of common stock, which may be either newly issued shares, treasury shares, reacquired shares, shares purchased in the open market or any combination of these types of shares. Stock options, whether incentive stock options or nonqualified stock options, may be granted at an exercise price of not less than the fair market value of shares of common stock on the date of grant. The 2000 consultant plan was amended on October 2, 2000, to provide that no options will have a maturity in excess of five years. If any award under the 2000 consultant plan terminates, expires unexercised, or is cancelled, the shares of common stock that would otherwise have been issuable under the award will be available for issuance under the grant of new awards.


As of February 1, 2001, our consultants and employees have options to purchase an aggregate of 444,430 shares of common stock outstanding under the 2000 consultant plan. These options currently have an exercise price of $1.45 per share. Difference between this and IPO price may be considered compensation expense. These options, which were reissued in January under the October 2, 2000 amendment discussed above, have a five year maturity, and vest at the end of six months from the date of the award. No options have been granted to our executives or board members.

No other options have been issued.


PERSONAL LIABILITY AND INDEMNIFICATION OF DIRECTORS

         Our certificate of incorporation and bylaws contain provisions which reduce the potential personal liability of directors for monetary damages regardless of whether or not directors have breached their fiduciary duty. The certificate of incorporation also provides for indemnification of directors and other persons. We are unaware of any pending or threatened litigation against us or our directors that would result in any liability for which such director would seek indemnification or similar protection.

         Such indemnification provisions are intended to increase the protection provided directors and, thus, increase our ability to attract and retain qualified persons to serve as directors. We believe that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors has resulted in a growing reluctance on the part of capable persons to serve as members of boards of directors of companies, particularly of companies which are or intend to become public companies.

         Our officers and directors are not currently covered by officers' and directors' liability insurance. However we may have such a policy, which will include reimbursement for costs and fees, prior to the completion of this offering. We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever including attorneys' fees and related disbursements, that are actually and reasonably incurred in connection with either the investigation, defense or appeal of a "proceeding", as defined in the indemnification agreements, including amounts paid in settlement by or on behalf of an "indemnitee", as defined such agreements.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the above provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                             PRINCIPAL STOCKHOLDERS


         The following table sets forth the beneficial ownership of our common stock as of October 31, 2000, and as adjusted to reflect the sale of the shares of common stock offered by this prospectus, of:


                  each person known by us to beneficially own 5% or more of the shares of outstanding common stock;

                  each of our executive officers and directors; and

                  all of our executive officers and directors as a group.

Except as otherwise indicated, all shares are beneficially owned, and investment and voting power is held by, the persons named as owners.



                                 AMOUNT AND NATURE OF      PERCENTAGE OWNERSHIP      PERCENTAGE OWNERSHIP
NAME AND ADDRESS OF                 COMMON STOCK              OF COMMON STOCK           OF COMMON STOCK
   BENEFICIAL OWNER               BENEFICIALLY OWNED          BEFORE OFFERING            AFTER OFFERING
--------------------------       --------------------      --------------------    --------------------------
                                                                                  MINIMUM        MAXIMUM
                                                                                  -------        -------


Scott E. Hudson                         2,922,300                29.3%              28.2%          24.4%
c/o CarPartsOnSale Corp.
580 Aviator Drive
Ft. Worth Texas 76179

Stephen Newmark                         3,556,400                35.7%              34.3%          29.7%
c/o CarPartsOnSale Corp.
580 Aviator Drive
Ft. Worth Texas 76179

Curt Scott                              1,696,800                17.0%              16.3%          14.1%
c/o CarPartsOnSale Corp.
580 Aviator Drive
Ft. Worth Texas 76179

Mike Davis                              1,225,500                12.3%              11.8%          10.2%
c/o CarPartsOnSale Corp.
580 Aviator Drive
Ft. Worth Texas 76179

Scott Condron                              35,000                 0.4%               0.3%           0.3%
c/o CarPartsOnSale Corp.
580 Aviator Drive
Ft. Worth Texas 76179


All officers and directors              9,506,000                94.7%              90.9%          78.7%
as a group (6 persons)


                           RELATED PARTY TRANSACTIONS


A significant portion of the CarPartsOnSale's sales are referred by Lone Star Classics, Inc.. A majority of Lone Star is owned by the Carpart's two founding stockholders. During the periods ended April 30, 2000, October 31, 2000 and October 31, 1999, $991,935, $987,103 and $553,088, respectively, of the
Carpart's auto parts sales were to customers referred to the Carparts by Lone Star. Under the agreement between the Carparts and Lone Star, Lone Star is paid a commission on all sales referred equal to 30% of the total sales price. During the periods ended April 30, 2000, October 31, 2000 and October 31, 1999, $297,397, $296,183 and $165,926, respectively, of commission expense to Lone
Star was recognized. As of April 30, 2000 and October 31, 2000, the CarPartsOnSalr has trade accounts receivable of $94,440 and $49,406, respectively, from Lone Star, because Lone Star invoices certain of the customers that are referred and remits the collections net of the commission to the Carparts. CarPartsOnSale has a referral program whereby other parties that refer customers to us are paid a commission based on the total sales to the referred customers. The commission percentage is based on the total amount of quarterly sales from the referral source and ranges from 5% to 10% on a sliding scale for quarterly referral sales up to $16,000. The commission percentage for referral sources with quarterly referrals in excess of $16,000 are negotiated on a case-by-case basis.

As of October 31, 2000, we have an unsecured advance receivable from Mike Davis, a director and secretary in the amount of $7,500. The receivable is non-interest bearing and is due on demand. This receivable will be offset against the $35,000 salary payable due this officer.

As of October 31, 2000 we have stock subscriptions receivables of $235,177, which we expect will be paid in full by January 31, 2001. This receivable has been ratified by a majority of the independent directors on our board of directors, who did not have an interest in the transations and who had access, at our expense, CarPartsOnSale's or independent legal counsel.


All transactions between us and any or our officers, directors or five percent stockholders will be on terms no less favorable to us than would be available from unaffiliated third parties.

Each past transaction with any officers, directors or five percent stockholders were on terms no less favorable to us than would be available from unaffiliated third parties.

The Company will maintain at least two independent directors on it board of directors.

We lack sufficient disinterested, independent directors to ratify past material transactions at the time the transactions were initiated. All future material related-party transactions and loans, and any forgiveness of loans, will be approved by a majority of the independent directors who do not have an interest in the transaction and who have access, at our expense, to our or independent legal counsel.

                              PLAN OF DISTRIBUTION

ARBITRARY DETERMINATION OF OFFERING PRICE

We have determined the initial offering price of the shares arbitrarily. Among the factors we considered were the following:

                  the nature and scope of our operations;

                  our current financial condition and financial requirements;

                  estimates of our business potential and prospects;

                  multiples of our trailing and projected revenues and earnings;

                  multiples of our competitors' trailing are projected revenues and earnings;

                  the perceived market demand for our products;

                  the market capitalization, revenues and profits of comparable companies.

                  the economics of the information technology, Internet and ecommerce industries; and

                  the general condition of the equities market.


STATE REGISTRATION

         We have filed for registration in all but two states. We will only accept subscriptions from investors resident in the states where we qualify. In order to comply with any applicable state securities laws, the shares will be offered or sold in through registered or licensed brokers or dealers in any states where required.

TERMS OF SALE OF THE SHARES

         We will be selling our shares in a direct participation offering on a "400,000 share minimum, 2,000,000 share maximum" basis through our officers and directors, who will be offering our shares and distributing this prospectus primarily over the Internet.

        We have implemented certain marketing concepts to reach a broader audience for our securities. This plan submits limited number of URLs we have registered to most of the major search engines. As these URLs are accepted by the search engines, consumers who use the Internet to search for IPOs might find a listing for the CarPartsOnSale.com IPO. These URLs will be used exclusively to display our "tombstone" ad, with a link to our prospectus page. The URLs we have currently registered are; private-stock-offering.com, direct-purchase-stock.com, private-offering.com, buying-stock-share.com, investing-in-stock.com. At this time we have not placed our "tombstone" with any third party agencies, however we may do so as long as the practice is in accordance with SEC release No. 33-7856. We may also use a variety of print or radio media. All marketing concepts should conform to SEC rulings regarding such matters.

        No sales commissions will be paid to any of our officers or directors. Prospective investors must purchase the shares in increments of 100 shares, with a 300 share minimum. Until we have sold at least 400,000 shares, we will not accept subscriptions for any shares. No officers, directors or promoters of CarPartsOnSale will purchase shares in the offering in order to achieve the minimum offering amount. All proceeds of this offering will be deposited in an interest bearing escrow account with First American Stock Transer. If we are unable to sell at least 400,000 shares before the offering ends, we will return all funds, with interest, to subscribers promptly after the ending of this offering. We have the right to completely or partially accept or reject any subscription for shares offered in this offering, for any reason or for no reason. The offering will remain open until all shares offered in this offering are sold or September 30, 2001, except that we will have only until June 30, 2001 to sell at least 400,000 shares. We may decide to cease selling efforts at any time prior to such date if our board of directors determines that there is a better use of funds and management time than the continuation of this offering, including those resulting from:

                  a significant change in our business;

                  a significant change in the Internet advertising and marketing or software industries;

                  a lack of further investor interest; or

                  the existence of a more beneficial financial opportunity.

         If this offering is not oversubscribed, within a reasonable time after effectiveness, we plan to accept all subscriptions as soon as reasonably practicable. If this offering is oversubscribed or appears likely to be oversubscribed within a reasonable time after effectiveness, we plan to allocate the shares among the subscribers in our discretion. Among the factors that we plan to consider are:

                  whether or not investors consented to receiving copies of our preliminary prospectus and final prospectus electronically; how long subscribers plan to hold the shares; and

                  the amount of shares subscribers wish to purchase.

We anticipate having one or more closings of this offering, the first of which cannot be held until we are able to sell at least 400,000 shares. After that, we could have multiple closings whenever we receive and accept new subscriptions.

INVESTMENT  PROCEDURES

         We keep the most current version of our prospectus, as filed with the SEC, posted on one of our websites, located on the Internet at www.CarPartsOnSale.com/ipo, for investors to view or download. We will update the website to replace the online prospectus with the most recently filed version at any time that we are required to distribute any prospectus amendments to investors. We have also posted an indication of interest form on this website, which allows an investor to indicate if he or she is interested in purchasing shares in this offering. Indicating interest does not obligate an investor in any way. If an investor expresses interest, we then ask for additional information such as how many shares he or she would consider purchasing,

                  how long he or she intends to hold the shares, and

                  whether and to what extent the investor is willing to accept electronic delivery of documents.

         If an investor indicates that he or she would like to receive the final version of this prospectus and any other amendments to this prospectus electronically, we will e-mail a notice to the investor that informs him or her that an amendment to this prospectus has been filed with the SEC, which will include a hyperlink to the website as well as its Internet address. Additionally, upon request, the investor will receive paper copies of any or all documents from us.

         Prior to effectiveness, no one may purchase any shares in this offering. Following the effectiveness of this offering, in order to purchase shares in this offering, an investor must complete, date, execute and deliver to First American Stock Transfer, our escrow agent, either a paper copy of our subscription agreement, together with either a check in the amount corresponding to the cost of the shares to be purchased, or a wire transfer of funds for that amount or alternatively, electronically, by clicking on the "I have read the final prospectus and I agree to subscribe" button and forwarding the proper payment to our escrow agent. An investor may not necessarily be able to purchase all of or any of the shares that he or she has requested, depending on availability and our discretion. The address and wire transfer instructions for our escrow agent is indicated in the subscription agreement. Following the effectiveness of this offering, subscription agreements will be available as follows:

         On the website where we have posted our final prospectus;

         Unless an investor has specifically requested electronic delivery of the final prospectus, we will include the subscription agreement together with a paper copy of the final prospectus that we send to such investor; and

         An investor can request a paper copy of the subscription agreement and prospectus by calling us, writing to us, or e-mailing us at the number or address listed in this prospectus or on our websites.

         On our website, WWW.CARPARTSONSALE.COM/IPO we have posted our prospectus that explains our subscription procedure and the use of our Subscription Interest form, in the following question and answer format:

THE FOLLOWING QUESTIONS AND ANSWERS HAVE BEEN DESIGNED TO BETTER HELP YOU UNDERSTAND OUR SUBSCRIPTION PROCESS. THANK YOU FOR TAKING THE TIME EVALUATE OUR IPO.

WHAT IS THE "SUBSCRIPTION INTEREST" FORM?

                  The "Subscription Interest" form is used for us to gauge the public reaction to our IPO and to inform the public about the process. You will be asked to answer the follow questions.

                  your email address, name, phone numbers, address and state of residence;

                  the number of shares you are interested in purchasing;

                  for what period of time you expect to hold the shares; and

                  whether you will consent to delivery of our prospectus and other documents electronically.

WHY SHOULD I COMPLETE THE "SUBSCRIPTION INTEREST" FORM?

                  In the event the IPO is over subscripted one of the criteria used to determine allocation will be date of interest

                  It allows us to keep you informed on changes and the effective date of the offering.

CAN I RECEIVE HARD COPIES OF THE PROSPECTUS?

                  Yes, however we are going to give precedence to those subscribers who want to receive the documents electronically

CAN I REVOKE MY CONSENT TO RECEIVE ELECTRONIC DELIVERY OF THESE DOCUMENTS?


                  Yes. You may notify us that you wish to revoke your consent to electronic delivery of any or all of our documents at any time by calling us at (817) 439-0373, writing to us at 580 Aviator Drive, Ft. Worth, Texas 76179, or e-mailing us at ipo@CarPartsOnSale.com. No investor shall be excluded from participation in this offer because they revoked their consent to electronic delivery, however they may be excluded for other reasons not related to the revocation.


DOES COMPLETING THE "SUBSCRIPTION INTEREST" FORM OBLIGATE ME TO BUY SHARES?

                  No. You are under no obligation to purchase any shares until all of the following have occurred:

                  the offering has been declared effective by the SEC;

                  you have received a copy of our final prospectus in paper form or electronically;

                  you have completed, signed and sent the subscription agreement to the escrow agent or you have electronically agreed to the terms of the subscription agreement; and

                  you sent in a check, your credit card has been approved or you have wired funds to the escrow agent.

         Once each of the above has occurred, you will be legally bound to buy the shares for which you have subscribed. We will then decide which subscriptions to accept and for how many shares, and will promptly notify you. Any payment that you make for shares which we elect not to sell to you will be refunded to you. We will keep all amounts paid for accepted subscriptions.

HOW DO I GET A COPY OF THE SUBSCRIPTION AGREEMENT?

                  Once the offering has been declared effective by the SEC, our subscription agreement will be made available to you as follows:

                  it will be located on the website in a format that allows you to complete it online and submit it to us electronically it will be available online in a format which will allow you to download and print the file from your computer.This printed document will be the same document which, would be mailed if so requested.


                  unless you have specifically requested a hard copy delivery of the final prospectus, we will include the subscription agreement together with a electronic copy of the final prospectus that we send to you if you have not previously completed a "Subscription Interest" form, you can request a paper copy of the subscription agreement and prospectus by calling us at (817) 439-0373, writing to us at 580 Aviator Drive, Ft. Worth, Texas 76179, or e-mailing us at ipo@CarPartsOnSale.com.

WHEN WILL I RECEIVE NOTIFICATION OF ACCEPTANCE OF MY SUBSCRIPTION?

                  Until we have sold at least 400,000 shares in this offering, we can not accept any subscriptions. Additionally, we have the right to completely or partially accept or reject any subscription for shares offered in this offering, for any reason or for no reason. Among the factors we will consider may be, but are not limited to, the following:

                  When you completed the "Subscription Interest" form

                  whether or not you consented to receiving copies of our prospectus and annual reports electronically the amount of shares you wish to purchase

                  how long you plan to hold the shares

USE OF A BROKER-DEALER


         We currently have no arrangements with any broker-dealers to offer or sell any of the shares. We will be required by certain states to use a broker-dealer. We anticipate that not more than sixty percent of our shares will be sold by broker-dealers. Because of this requirement we may elect not to sales shares into those states, or we may try to make arrangements with broker-dealers for any or all of these states. Any broker-dealer we use will be a member in good standing of the National Association of Securities Dealers, Inc. and registered, if required, to conduct sales in those states in which it would sell the shares. We anticipate that we will be required to pay broker-dealers sales commissions averaging 8%, although we reserve the right to pay sales commissions up to 10%. In no event will our sales commission expenses combined with other offering expenses exceed 20% of the gross proceeds of this offering.



         We will reimburse our officers and directors for expenses incurred in connection with the offer and sale of the shares. Our officers and directors are relying on Rule 3a4-1 of the Exchange Act as a "safe harbor" from registration as a broker-dealer in connection with the offer and sales of the shares. In order to rely on such "safe harbor" provisions provided by Rule 3a4-1, an officer or director must be in compliance with all of the following:

                  he or she must not be subject to a statutory disqualification;

                  he or she must not be compensated in connection with such selling participation by payment of commissions or other payments based either directly or indirectly on such transactions;

                  he or she must not be an associated person of a broker-dealer;

                  he or she must restrict participation to transactions involving offers and sale of the shares;

                  he or she must perform substantial duties for the issuer after the close of the offering not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months; and

                  he or she must restrict participation to written communications or responses to inquiries of potential purchasers.

         Our officers and directors intend to comply with the guidelines enumerated in Rule 3a4-1. Our officers and directors have no current plans to purchase shares in the offering.

KEY TERMS OF ESCROW AGREEMENT

         Under the potential terms of our escrow agreement

                  our escrow agent is First American Stock Transfer

                  proceeds from the sale of the shares will be deposited into an interest bearing account until the minimum offering amount is sold;

                  in the event the proceeds are insufficient to meet the 400,000 share minimum requirement, proceeds will be returned directly to investors by the escrow agent with interest and without deduction for expenses, including escrow agent fees;

                  the escrowed proceeds are not subject to claims by our creditors, affiliates, associates or underwriters until the proceeds have been released to us under the terms of the escrow agreement; and

                  the regulatory administrator of any state in which the offering is registered has the right to inspect and make copies of the records of the escrow agent relating to the escrowed funds in the manner described in the escrow agreement.

LOCK-IN AGREEMENT


         Scott E. Hudson, Steve Newmark, Curt Scott and Mike Davis hold in aggregate 9,401,000 outstanding shares of our common stock and are not subject to any contractual restriction on the sale of any such shares, other than a lock-in agreement with us. Under the lock-in agreement, beginning on the day the offering is declared effective, they are prohibited from transferring or pledging 9,111,160 of their shares of our common stock, although they retain all of their power to vote these shares. Beginning on the first anniversary of the date the offering is completed, two and one-half percent of the shares covered under the agreement shall be released from the lock-in provisions each quarter.


     According to its terms, the lock-in agreement will terminate upon any of the following occurrences:

                  the second anniversary of the completion date of the offering;

                  the date all funds have been sent to investors if the offering was terminated; or

                  the date the shares become "covered  securities" as defined in
                  Section 18(b)(1) of the Securities Act of 1933. These are securities listed or authorized for listing on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market, or other national securities exchanges which the Securities and Exchange Commission has determined have listing standards substantially simular to the listing standards applicable to those securities.

                          DESCRIPTION OF CAPITAL STOCK

CAPITAL STOCK

         Our authorized capital stock consists of 25,000,000 shares of common stock, par value $.01 per share.

COMMON STOCK


         GENERAL. We have 25,000,000 authorized shares of common stock, par value $.01 per share, 9,962,931 of which are issued and outstanding prior to this offering. All shares which are the subject of this prospectus, when issued and paid for under this offering, will be validly issued, fully paid and non-assessable.


         VOTING RIGHTS. Each share of our common stock entitles the holder to one vote, either in person or by proxy, at meetings of stockholders. Our board of directors is elected annually at each annual meeting of the stockholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than fifty percent of our voting power can elect all of our directors.

         DIVIDEND POLICY. All shares of common stock are entitled to participate ratably in dividends when, as and if declared by our board of directors out of the funds legally available to distribute dividends. Any such dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. We expect that no dividends on the shares of common stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, general business conditions and other pertinent facts. There can be no assurance that any dividends on the common stock will ever be paid.

        MISCELLANEOUS RIGHTS AND PROVISIONS.   Holders of common stock have no
preemptive or other subscriptions rights, conversions rights, redemption or sinking fund provisions. In the event of the liquidation or dissolution, whether voluntary or involuntary, of CarPartsOnSale, each share of common stock is entitled to share ratably in any assets available for distribution to holders of the equity of CarPartOnSale after satisfaction of all liabilities.


         SHARES ELIGIBLE FOR FUTURE SALE. Upon completion of this offering, we will have 10,362,931 shares of common stock outstanding if the minimum number of shares offered in this offering are sold, or 11,962,931 shares of common stock outstanding if the maximum number of shares offered in this offering are sold. Of these shares, the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of CarPartsOnSale, which will be subject to the limitations of Rule 144 adopted under the Securities Act. In general, a person who has a control relationship with CarPartsOnSale is defined as an "affiliate." All of the remaining shares are deemed to be "restricted securities", as that term is defined in Rule 144 under the Securities Act.


         In general, under Rule 144, commencing 90 days after the date of this prospectus, a person, including an affiliate or persons whose shares are aggregated, who has owned restricted shares of common stock beneficially for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one per cent of the total number of outstanding shares of the same class or the average weekly trading volume of our common stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been an affiliate of CarPartsOnSale for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to the limitations described above.


         Of the shares presently outstanding 9,962,931 have been held for over one year. Accordingly, commencing following the completion of the offering, these 9,962,931 shares will be eligible for resale under Rule 144 at the rates and subject to the conditions discussed above and the terms of the lock-in agreement described above. Specifically 9,111,160 will be locked-in for one year with .5% a quarter becoming unrestricted between year 1 and year 2. All restrictions will terminate at the end of the second year. No predictions can be made as to the effect, if any, that sales of shares under Rule 144 or otherwise or the availability of shares for sale will have on the market, if any, prevailing from time to time. The sale of any substantial number of these shares in the public market could reduce the market price of the shares and the value of your shares.


         LACK OF PUBLIC MARKET FOR OUR SHARES. There has not been a public market for our common stock and the price of our shares may be very volatile. We are not sure if and when the shares will start trading, and this may not occur until well after the first closing of this offering. We could decide not to facilitate the commencement or continuation of a trading market for the common stock for an extended period. We cannot predict the extent to which investor interest in our common stock will lead to the development of an active trading market or how liquid that market might become. Because no underwriter has sold any shares to their customers or received options, warrants or shares in this offering, there is currently little incentive for a financial institution to provide aftermarket support of the shares. Due to this lack of aftermarket support, the price of our stock following the offering may decrease, and investors may be unable to resell their shares at or above the initial public offering price.

         Additionally, many capital market participants, including investors, underwriters, market makers and other broker-dealers appear to place significant value on large operating losses that are generated by Internet companies that are in the process of capturing market share. Even though we have captured what we believe is a significant market share in the Internet market industry while maintaining our profitability, there is no assurance that the investment community will appropriately recognize our value, and this may negatively affect the price of our common stock.

         After closing this offering, we intend to apply for inclusion of the shares on the Nasdaq Market or the American Stock exchange, depending on how much we raise in this offering. Under Nasdaq/Amex criteria, an issuer seeking initial inclusion of its securities on Nasdaq/Amex is required to meet threshold levels established by Nasdaq/Amex relating to assets, market capitalization, net income, market value of public float, minimum bid price and number of market makers, among others. We currently do not meet all of Nasdaq/Amex's requirements, and we are dependent on the receipt of proceeds of this offering to satisfy some of these requirements. There is no assurance that the shares will ever be approved for inclusion on Nasdaq/Amex, and if so, when such listing will occur. The inability to have the shares listed on Nasdaq/Amex in a timely manner could materially hinder the development of a public trading market for the shares.

         Nasdaq/Amex also imposes maintenance requirements that, like the initial listing requirements, require us to meet threshold levels established by Nasdaq/Amex relating to assets, market capitalization, net income, market value of public float, minimum bid price and number of market makers, among others. Although the required maintenance levels are somewhat less stringent than the initial listing requirements, there is no assurance that the shares will not become delisted at a future time if the Nasdaq/Amex-imposed maintenance thresholds are not satisfied at all times. Any delisting could cause a material decline in the market price of the shares if a market should develop, and adversely affect the liquidity of the shares.

ANTI-TAKEOVER PROVISIONS

         Our certificate of incorporation contains provisions which may be deemed to be "anti-takeover" in nature in that such provisions may deter, discourage or make more difficult the assumption of control of CarPartsOnSale by another entity or person. These provisions include a requirement for a vote of 66-2/3% of the stockholders in order to approve a number of transactions including mergers and sales or transfers of all or substantially all of our assets.

         The Delaware Corporation Law further contains anti-takeover provisions.
Section 203 of the Delaware Corporation Law provides, with a number of exceptions, that as a Delaware corporation, we may not engage in any of a broad range of business combinations with an "interested stockholder", that is, a person who owns 15% or more of our outstanding voting stock, for a period of three years from the date that such person became an interested stockholder unless:

                  the transaction resulting in a person's becoming an interested stockholder, or the business combination, is approved by our board of directors before the person becomes an interested stockholder;

                  the interested stockholder acquires 85% or more of our outstanding voting stock excluding shares owned by persons who are both our officers and directors, and shares held by employee stock ownership plans; or

                  the business combination is approved by our board of directors and by the holders of at least 66-2/3% of our outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.



TRANSFER AGENT

         The transfer agent for the common stock will be First American Stock Transfer, Inc. Phoenix Arizona.

OHIO SUITABILITY REQUIREMENTS

     Purchasers who are residents of the State of Ohio must meet the following financial criteria:

     a minumum annual gross income of $65,000 and a minimum net worth of $65,000, exclusive of home, home furnishings and automobiles, or in the alternative, a minimum net worth of $150,000, exclusive of home, home furnishings and automobiles

                                     EXPERTS


         Our financial statements as of April 30, 2000 and for the years ended April 30, 2000 and 1999 appearing in this prospectus and registration statement have been audited by Hein + Associates LLP, independent auditors, as set forth in their report on such financial statements, appearing elsewhere in this prospectus and in this registration statement, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.


                                  LEGAL MATTERS

         The validity of the shares offered in this offering will be passed upon for us by Cokinos, Bosien and Young, a Professional Corporation, Houston, Texas.

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus is part of a registration statement on Form SB-2 under the Securities Act that we filed with the SEC with respect to the shares offered by this prospectus. We have authorized no one to provide you with any information other than that provided in the prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in the prospectus is accurate as of any date other than the date on the front cover of the document. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedule filed with the registration statement. For further information about us and the shares offered by this prospectus, reference is made to the registration statement and its exhibits and schedules. A copy of the registration statement and its exhibits and schedules may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such office upon the payment of the fees prescribed by the SEC. Please call the SEC at 1800SEC0330 for further information about its public reference room.

         The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. The Internet address of the website is http://www.sec.gov. Our registration statement and the exhibits and schedules we filed electronically with the SEC are available on this site. An electronic format of this prospectus is also available on our Internet website, at http://www.CarPartsOnSale.com/ipo. The other information contained on this website or any other website is not part of this prospectus.

         As of the date of this prospectus, we will become subject to the informational requirements of the Securities Exchange Act of 1934, and we will file reports and other information with the SEC. Such reports and other information can be inspected and/or obtained at the locations and websites set forth above.

                            CARPARTSONSALE.COM, INC.



                            CARPARTSONSALE.COM, INC.


                      CONSOLIDATED FINANCIAL STATEMENTS AND
                          INDEPENDENT AUDITOR'S REPORT

                            CARPARTSONSALE.COM, INC.




INDEPENDENT AUDITOR'S REPORT



The Board of Directors
CarPartsOnSale.Com. Inc.
Fort Worth, Texas


We have audited the accompanying consolidated balance sheet of CarPartsOnSale.Com, Inc. ("the Company") as of April 30, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended April 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of April 30, 2000, and the consolidated results of their operations and their cash flows for each of the years in the two-year period ended April 30, 2000 in conformity with generally accepted accounting principles.




HEIN + ASSOCIATES LLP

Dallas, Texas
June 22, 2000

                            CARPARTSONSALE.COM, INC.







                                                     CONSOLIDATED BALANCE SHEETS


ASSETS


                                                                               OCTOBER 31, 2000           APRIL 30, 2000
                                                                           -------------------------    --------------------
                                                                                (Unaudited)
CURRENT ASSETS:
   Cash                                                                    $                42,880      $           98,039
   Trade accounts receivable - no allowance for doubtful
     accounts considered necessary                                                         192,194                 102,602
   Receivable for common stock issuance                                                          -                 295,750
   Employee advances and other receivables                                                   8,360                   7,745
   Inventory                                                                             1,100,969               1,017,038
   Prepaid expenses                                                                         21,498                  52,312
                                                                           -----------------------      ------------------
         Total current assets                                                            1,365,901               1,573,486

PROPERTY AND EQUIPMENT, net                                                                 53,417                  63,723

GOODWILL, net of accumulated amortization of $62,815
  and $41,877                                                                              146,568                 167,506

OTHER ASSETS                                                                               229,419                 107,278
                                                                           -----------------------      ------------------
         Total assets                                                      $             1,795,305      $        1,911,993
                                                                           =======================      ==================


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Note payable                                                            $                25,468      $           25,745
   Accounts payable and accrued liabilities                                                243,862                 144,666
   Payable to related party                                                                 13,630                  13,639
                                                                           -----------------------      ------------------
         Total current liabilities                                                         282,960                 184,050

COMMITMENTS (Note 9)

STOCKHOLDERS' EQUITY:
   Common stock, 25,000,000 shares authorized, par value of
     $0.01, 9,962,931 and 16,947,966 shares issued and
     outstanding, respectively                                                              99,630                 169,480
   Common stock - subscribed (0 and 68,965 shares,
     respectively)                                                                               -                     690
   Additional paid-in capital                                                            2,371,289               2,300,749
   Receivable from stockholders                                                           (235,177)               (315,177)
   Accumulated deficit                                                                    (723,397)               (427,799)
                                                                           -----------------------      ------------------
         Total stockholders' equity                                                      1,512,345               1,727,943
                                                                           -----------------------      ------------------
                  Total liabilities and stockholders' equity               $             1,795,305      $        1,911,993
                                                                           =======================      ==================



       See accompanying notes to these consolidated financial statements.









                                            CONSOLIDATED STATEMENTS OF OPERATIONS

                                                          Six Months Ended                              For the Years Ended
                                          -------------------------------------------------   -------------------------------------
                                            October 31, 2000           October 31, 1999       April 30, 2000        April 30, 1999
                                          ----------------------    -----------------------   -------------------   ---------------
                                               (Unaudited)               (Unaudited)

REVENUES:
    Auto parts sales, net                     $ 1,845,972           $       883,776           $     1,925,918       $             -
    Publications and model sales, net             103,682                   115,854                   231,814               226,865
                                          ---------------           ---------------           ---------------       ---------------
            Total revenue                       1,949,654                   999,630                 2,157,732               226,865

COSTS OF REVENUE                                1,461,195                   671,470                 1,535,440                76,189
                                          ---------------           ---------------           ---------------       ---------------

GROSS PROFIT                                      488,459                   328,160                   622,292               150,676


OPERATING EXPENSES
    Selling expenses                              296,183                   165,926                   312,514                     -
    General and administrative                    442,786                   265,117                   669,604               144,795
    Depreciation and amortization                  47,162                    26,730                    70,837                 2,068
                                          ---------------           ---------------           ---------------       ---------------
            Total operating expenses              786,131                   457,773                 1,052,955               146,863
                                          ---------------           ---------------           ---------------       ---------------

INCOME (LOSS) FROM OPERATIONS                    (297,672)                 (129,613)                 (430,663)                3,813


INTEREST INCOME (EXPENSE), NET                      2,074                    (1,289)                    2,864                (2,583)
                                          ---------------           ---------------           ---------------       ---------------

NET INCOME (LOSS)                         $      (295,598)          $      (130,902)          $      (427,799)      $         1,230
                                          ===============           ===============           ================      ===============

 NET LOSS PER COMMON
  SHARE, basic and diluted                $          (.03)          $             *           $         (0.03)                    -
                                          ===============           ===============           ===============       ===============
WEIGHTED AVERAGE SHARES
  OUTSTANDING                                   9,962,931                16,623,080                16,762,616                     -
                                          ===============           ===============           ===============       ===============

* Less than $.01 per share



       See accompanying notes to these consolidated financial statements.






                                                  CARPARTSONSALE.COM, INC.


                                       CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                     FOR THE PERIOD FROM MAY 1, 1998 TO OCTOBER 31, 2000


                                                            COMMON STOCK                                                   TOTAL
                                         COMMON STOCK        SUBSCRIBED       ADDITIONAL      RECEIVABLE               STOCKHOLDERS'
                                  --------------------  ---------------------  PAID-IN           FROM      ACUMULATED    OR OWNERS'
                                  SHARES     AMOUNT       SHARES     AMOUNT    CAPITAL       STOCKHOLDER    DEFICIT       EQUITY
                                  ---------- ---------  ----------   -------- ------------   ------------ -----------  -------------

BALANCES, May 1, 1998                   -    $    -              -   $   -    $         -    $          - $        -    $    71,604

Net income of Crown                     -         -              -       -              -               -          -          1,230

Adjustment to remove owners'
 equity of Crown                        -         -              -       -              -               -          -        (72,834)
                                  ---------- ---------  ----------   -------- ------------   ------------ -----------  -------------

BALANCES, April 30, 1999                -         -              -       -              -               -          -              -

Issuance of common stock to
 founders for cash and future
 services                         11,385,000   113,850           -       -       1,286,150       (435,177)         -        964,823

Common stock sold for the
 acquisitions of The Racing
 Zone and Crown                    5,115,000    51,150           -       -         193,875              -          -        245,025

Common stock sold for cash in
 a private placement, net of
 offering costs of $16,095           312,966     3,130           -       -         434,576              -          -        437,706

Exercise of common stock             135,000     1,350      68,965      690        293,710              -          -        295,750
 options

Issuance of common stock
 options to consultants                 -         -              -       -          92,438              -          -         92,438

Repayment of receivable from
 stockholders                           -         -              -       -              -         120,000   (427,799)       120,000

Net loss for the period                 -         -              -       -              -               -          -       (427,799)
                                  ---------- ---------  ----------   -------  ------------ -------------- ------------ -------------

BALANCES, April 30, 2000          16,947,966   169,480      68,965      690      2,300,749       (315,177)  (427,799)     1,727,943

Repayment of receivable from
 stockholders (Unaudited)               -         -              -       -              -          80,000                    80,000

Common shares issued
   (Unaudited)                        68,965       690     (68,965)    (690)            -               -          -              -

Shares returned (Unaudited)       (7,054,000)  (70,540)          -       -          70,540              -          -              -

Net loss for period                     -         -              -       -              -               -   (295,598)      (295,598)
                                  ---------- ---------  ----------   -------  ------------ -------------- ------------ -------------
(Unaudited)

BALANCES, October 31, 2000
   (Unaudited)                     9,962,931 $  99,630           -   $  -     $  2,371,289   $   (235,177)$  (723,397) $   1,512,345
                                  ========== =========  ==========   =======  ============   ============ ============ =============







                                                CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                     Six Months Ended October 31,  For the Years Ended April 30,
                                                    -----------------------------  ----------------------------
                                                        2000             1999           2000          1999
                                                     -------------    -----------    -----------   ------------
                                                     (Unaudited)      (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
    Net income (loss) ..............................   $  (295,598)   $  (130,902)   $  (427,799)   $     1,230
    Adjustments to reconcile net income (loss) to
      net cash used by operating activities:
        Depreciation and amortization ..............        47,162         26,730         70,837          2,068
        Stock based compensation expense ...........        30,814         13,632         40,126           --
        Salaries paid with common stock ............        80,000         40,000        120,000           --
        (Increase) decrease in current assets:
          Trade receivables ........................       (90,207)       (94,347)       (86,474)       (10,316)
          Inventory ................................       (83,931)      (821,097)      (947,386)        19,202
        Increase (decrease) in current liabilities:
          Accounts payable and accrued liabilities .        99,196         41,463        105,370         (8,358)
          Payable to related party .................            (9)        13,630         13,639           --
          Other ....................................           (24)          --           (7,906)           208
                                                       -----------    -----------    -----------    -----------
               Net cash provided (used) by operating      (212,597)      (910,891)    (1,119,593)         4,034
                 activities


CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and equipment .............          --          (57,675)       (62,980)        (1,344)
    Increase in other assets .......................      (138,035)        (5,965)      (124,584)          --
                                                       -----------    -----------    -----------    -----------
               Net cash used by investing activities      (138,035)       (63,640)      (187,564)        (1,344)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Repayments of note payable .....................          (277)           490           (756)          (695)
    Proceeds from sales of common stock, net of
      offering costs ...............................       295,750      1,367,874      1,402,529           --
                                                       -----------    -----------    -----------    -----------
               Net cash provided by financing
                 activities ........................       295,473      1,368,364      1,401,773           (695)
                                                       -----------    -----------    -----------    -----------

     NET CHANGE IN CASH ............................       (55,159)       393,833         94,616          1,995
                                                                                                    -----------

CASH, beginning of period ..........................        98,039          3,423          3,423          1,428
                                                       -----------    -----------    -----------    -----------

CASH, end of period ................................   $    42,880    $   397,256    $    98,039    $     3,423
                                                       ===========    ===========    ===========    ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Interest paid ..................................   $     1,370    $     1,289    $     4,093    $     2,583
    Common stock issued to acquire companies .......   $      --      $   245,025    $   245,025           --
    Stock based compensation for prepaid expense ...   $      --      $    47,716    $    52,312           --
    Exercise of common stock options for receivables   $      --      $      --      $   295,750           --
    Net assets acquired from Crown Communications ..   $      --      $    35,804    $    35,804           --


       See accompanying notes to these consolidated financial statements.





                            CARPARTSONSALE.COM. INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (THE PERIOD SUBSEQUENT TO APRIL 30, 2000 IS UNAUDITED)

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     ORGANIZATION AND PRINCIPLES OF CONSOLIDATION
     CarPartsOnSale.Com, Inc. ("the Company") (a Delaware corporation) was incorporated on April 19, 1999 as Car Parts On Sale, Inc. The Company changed its name to CarPartsOnSale.Com, Inc. in December 1999. The Company is engaged in the sale of high performance auto parts, models and publications though a retail storefront in Arlington, Texas and through several Internet websites. The Company's sales are primarily to customers located throughout the United States.


     On April 19, 1999, the Company acquired 100% of the outstanding common stock of The Racing Zone, Inc. (The Racing Zone), which operates a retail storefront for high performance auto parts in Arlington, Texas. On April
     27, 1999, the Company acquired 100% of the outstanding common stock of Crown Communications, Inc. (Crown) which operates several Internet websites that sell "classic car" models, memorabilia and publications. These acquisitions are more fully described in Note 2.

     For financial reporting purposes, these acquisitions are considered to have occurred on May 1,1999. The Company's operations were insignificant from April 19, 1999 to April 30, 1999.

     The  accompanying  financial  statements present the  consolidated  results
     of the  Company  and its  wholly-owned subsidiaries.   All  intercompany
     balances  and  transactions  have  been eliminated in consolidation.



     BASIS OF PRESENTATION
     ---------------------
     As described above, the Company acquired all of the outstanding common stock and, therefore, all of the operations of Crown on April 27, 1999. As the Company had no significant operations prior to this time, the Company has included the results of operations and cash flows of Crown for the year ended April 30, 1999 in the accompanying financial statements, along with an offsetting adjustment to owners' equity.

     CASH EQUIVALENTS
     ----------------



     For purposes of reporting cash flows, the Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.



     INVENTORY
     ---------
     Inventory is valued at the lower of cost or market. The cost of inventory is determined by the average cost method. Inventory consisted of the following:





                                                         October 31,              April 30,
                                                            2000                    2000
                                                        ------------            -----------
Performance Auto Parts                                  $  1,039,755            $   953,160
"Classic car" models, memorabilia and publications            61,214                 63,878
                                                        ------------            -----------
                                                        $  1,100,969            $ 1,017,038
                                                        ============            ===========




     PROPERTY AND EQUIPMENT
     ----------------------
     Property and equipment is recorded at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, which range from three to five years, or the lease term, if shorter.

     Gains and losses resulting from sales and dispositions of property and equipment are included in current operations. Maintenance and repairs are charged to operations as incurred.


     GOODWILL
     --------

     Goodwill represents the cost in excess of fair value of the identifiable net assets acquired in the acquisitions. Goodwill is being amortized on a straight-line basis over 5 years for Crown Communications. Amortization expense of $41,877 was recognized for the period ended April 30, 2000, and $20,938 and $20,938 for the periods ending October 31, 2000 and 1999, respectively.

     WEB SITE DEVELOPMENT COSTS
     --------------------------
     The Company accounts for web site development costs in accordance with Emerging Issues Task Force No. 00-2, ACCOUNTING FOR WEB SITE DEVELOPMENT COSTS. Capitalized costs are amortized on a straight-line basis over five years. Capitalized web site development costs were $122,732 and $69,225 at October 31, 2000 and April 30, 2000, respectively, net of accumulated amortization of $33,200 and $17,305, respectively.



         LONG-LIVED ASSETS
         -----------------


     The Company's policy is to periodically review the net realizable value of its long-lived assets, including goodwill, through an assessment of the estimated future cash flows related to such assets. In the event that assets are found to be carried at amounts in excess of estimated undiscounted future cash flows, then the assets will be adjusted for impairment to a level commensurate with a discounted cash flow analysis of the underlying assets. Based upon its most recent analysis, the Company believes no impairment of long-lived assets exists at October 31, 2000 and April 30, 2000.


REVENUE RECOGNITION
     The Company recognizes revenue at the time product is shipped to the customer. All sales are recorded net of applicable sales discounts and estimates for returns and allowances.


         STOCK-BASED COMPENSATION
         ------------------------

     The Company applies Statement of Financial Accounting Standards (SFAS) No. 123 "Accounting for Stock-Based Compensation", which requires recognition of the value of stock options and warrants granted based on an option pricing model. However, as permitted by SFAS 123, the Company continues to account for stock options and warrants granted to directors and employees pursuant to Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. See Note 7.


         INCOME TAXES
         ------------

     The Company files a consolidated tax return for all the entities. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, and operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.


     No provision or liability for income taxes was recorded by the Company for the year ended April 30, 1999. At that time, Crown was operated as a sole proprietorship, whereby its owner reported the taxable income or loss on his individual income tax return.



     USE OF ESTIMATES
     ----------------
     The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.


         LIQUIDITY
         ---------

     The Company had not achieved profitable operations through October 31, 2000 or April 30, 2000. However, management believes the Company's net working capital, which was $1,082,941 at October 31, 2000 and $1,389,436 at April 30, 2000, will be sufficient to allow adequate time for the Company to fully implement its business plan.


                              UNAUDITED INFORMATION

     The consolidated balance sheet as of October 31, 2000 and the consolidated statements of operations for the six month periods ended October 31, 2000 and 1999 were taken from the Company's books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) which are necessary to properly reflect the consolidated financial position of the Company as of October 31, 2000 and the results of operations for the six months ended October 31, 2000 and 1999.


         2. ACQUISITIONS
            ------------

     THE RACING ZONE, INC.
     ---------------------

     On April 19, 1999, the Company acquired all the outstanding common stock of The Racing Zone in exchange for 2,145,000 shares of the Company's common stock. The acquisition was recorded at The Racing Zone's predecessor cost as the sole stockholder of The Racing Zone was considered to be a founding stockholder of the Company as the formation of the Company and the acquisition occurred on the same date. At the date of acquisition, The Racing Zone had no tangible assets and no significant operations. The results of The Racing Zone are included in the accompanying financial statements beginning May 1, 1999.


     CROWN COMMUNICATIONS, INC.
     --------------------------
     On April 27, 1999, the Company acquired all the outstanding common stock of Crown in exchange for 2,970,000 shares of the Company's common stock valued at $245,025. The acquisition was accounted for using the purchase method and the purchase price has been allocated to the net assets acquired based on their estimated fair values. The excess of the purchase price over the fair value of the net assets acquired of $209,383 has been recorded as goodwill and is being amortized using the straight-line method over five years.

         3. PROPERTY AND EQUIPMENT
            ----------------------

     Property and equipment consists of the following:


                                          OCTOBER 31, 2000      APRIL 30, 2000
                                          ----------------      --------------

     Leasehold improvements               $        41,793       $       41,793
     Office equipment and software                 33,584               33,584
                                          ---------------       --------------
                                                   75,377               75,377
     Less accumulated depreciation                (21,960)             (11,654)
                                          ---------------       --------------

                                          $        53,417       $       63,723
                                          ===============       ===============



     Depreciation expense for property and equipment of $11,654 and $2,068 was recognized for the periods ended April 30, 2000 and 1999, and $10,328 and $5,792, respectively, for the periods ending October 31, 2000 and 1999.



         4. NOTE PAYABLE
            ------------


     The Company has a note payable with a financial institution with a balance of $25,745 and $25,468, respectively, at April 30, 2000 and October 31, 2000. The note requires monthly payments of interest plus $50 of principal with all unpaid principal and interest due upon maturity of February 14, 2001. The note bears interest at 9.25% and is unsecured.


         5. INCOME TAXES
            ------------

     There was no provision for income taxes for the period ended April 30, 2000 due to the net loss incurred for the period. The Company had no material deferred tax liabilities at April 30, 2000. The Company's deferred tax assets were as follows at April 30, 2000:


                  Deferred tax assets:
                      Net operating loss                  $  151,000
                      Other                                    2,000
                  Valuation allowance                     $ (153,000)
                                                          ----------
                                                          $        -
                                                          ==========


     At April 30, 2000 the Company's net operating loss (NOL) carryforward for federal income tax purposes was approximately $409,000, which will expire, if unused, in 2020.

         6. STOCKHOLDERS' EQUITY
            --------------------


     On April 19, 1999, the two founding stockholders purchased 11,385,000 shares of common stock in exchange for $964,823 in cash and $435,177 of future services as officers of the Company. The two founding stockholders' total compensation of $120,000, $80,000 and $40,000, respectively, for the periods ending April 30, 2000, October 31, 2000 and October 31, 1999, was offset against the stock subscriptions receivable. The balance of the stock subscriptions receivable from these individuals of $315,177 and $235,177, respectively, as of April 30, 2000 and October 31, 2000, is classified in stockholders' equity in the accompanying financial statements. This receivable is expected to be repaid by the founding stockholders through future foregone salaries and compensation.


     During 1999, the Company completed a private placement of its common stock. The Company sold 312,966 shares of common stock at $1.45 per share. Proceeds from the offering totaled $437,706, net of approximately $16,095 of incremental offering expenses. In connection with the private placement, the investors also received an option to purchase common stock in an amount equal to the number of shares purchased in the private placement. These options had an exercise price of $1.45 per share and expired in March 2000.

     As of April 30, 2000, the Company had outstanding receivables for common stock issuance of $295,750 which resulted from the exercise of 203,966 common stock options prior to April 30, 2000. These receivables were collected by the company in May and June 2000.


     On October 31, 2000, the four principal stockholders returned to the corporation 7,054,000 shares of common stock without payment or other consideration.



         7. STOCK-BASED COMPENSATION
            ------------------------

     STOCK OPTIONS
     -------------
     The Company's Board of Directors approved and adopted two stock options plans during the period ended April 30, 2000.

     The first plan is titled the Employee Stock Option Plan and 1,500,000 shares of common stock have been reserved for issuance under the plan. At April 30, 2000, options are outstanding to acquire 63,500 shares. All options granted under this plan expire five years after the date of grant and vest at the rate of 20% per year. The option exercise price is equal to the estimated fair market value of the Company's common stock at the date of grant. The option holder has three alternatives in which to exercise the option as follows:

           The option holder may receive the difference between the exercise price and the fair market value of the common stock at the date of exercise in cash from the Company.

           The option holder may pay the exercise price from proceeds that hypothetically would be generated from selling a portion of the stock at fair market value, and receive the balance in stock. The option holder may pay the exercise price and receive the stock.

     The second plan is titled the Consultant Stock Option Plan and 500,000 shares of common stock have been reserved for issuance under the plan. At April 30, 2000, options are outstanding to acquire 444,430 shares, which have been issued to consultants and employees. All options granted under this plan expire ten years after the date of grant and completely vest after six months. The option exercise price is equal to the estimated fair market value of the Company's common stock at the date of grant.

     In July 1999 and January 2000, the Company granted 147,530 stock options under the Consultant Stock Option Plan to two consultants in exchange for services. The options are exercisable at $1.45 per share until expiration in June 2009 and January 2010. The fair market value of these options, as determined by the Black-Scholes option pricing model, of $92,438 was recorded as an expense and a prepaid expense in the amount of $40,126 and $52,312, respectively, during the period ended April 30, 2000. The weighted average assumptions used in the Black-Scholes calculation included expected volatility near zero, risk-free interest rate of 5.6%, no expected dividends and an expected term of ten years.

     The following is a summary of activity for the stock options granted for the period ended April 30, 2000:


                                                                    WEIGHTED
                                                                    AVERAGE
                                                       NUMBER       EXERCISE
                                                     OF SHARES       PRICE
                                                     ---------      --------
          Outstanding, beginning of period                   -            -

               Granted                                 955,896      $  1.45
               Canceled or expired                    (244,000)     $  1.45
               Exercised                              (203,966)     $  1.45
                                                      --------      -------
          Outstanding, end of period                   507,930      $  1.45
                                                     =========      =======
          Exercisable, end of period                   261,100      $  1.45
                                                     =========      =======



     If not previously exercised, all options outstanding at April 30, 2000 will expire as follows:

                                                                    WEIGHTED
                                                                    AVERAGE
                                                       NUMBER       EXERCISE
            YEAR ENDING APRIL 30,                    OF SHARES       PRICE
                                                     ---------      --------
                     2005                              63,500       $  1.45
                     2009                             261,100       $  1.45
                     2010                             183,330       $  1.45
                                                     --------       -------
                                                      507,930       $  1.45
                                                     ========       =======

     Presented below is a comparison of the weighted average exercise prices and fair values of the Company's stock options on the measurement date for options granted to employees and consultants during the period ended April 30, 2000. The exercise price of the options equaled the estimated market price at the date of grant.

                                       NUMBER OF     EXERCISE       FAIR
                                        SHARES        PRICE         VALUE
                                       ---------     --------      ------
                                        642,930      $   1.45      $ 0.49
                                        =======       =======      ======


     PRO FORMA STOCK-BASED COMPENSATION DISCLOSURES
     As discussed in Note 1, the Company applies APB Opinion No. 25 and related interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized for grants of options to employees since the exercise prices were not lower than the market prices of the Company's common stock on the measurement date. Had compensation been determined based on the estimated fair value at the measurement dates for awards under those plans consistent with the method prescribed by SFAS No. 123, the Company's April 30, 2000 net loss and net loss per share would have been changed to the pro forma amount indicated below.

                      Net Loss:
                           As reported                        $ (427,799)
                           Pro forma                          $ (625,769)
                      Net Loss per Share:
                           As reported                        $    (0.03)
                           Pro forma                          $    (0.04)

     The estimated fair value of each option granted to employees and consultants during the period ended April 30, 2000 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                      Expected volatility                      Near zero
                      Risk-free interest rate                        5.7%
                      Expected dividends                               -
                      Expected terms (in years)                      7.6


8.       RELATED PARTY TRANSACTIONS


     A significant portion of the Company's sales are referred by Lone Star Classics, Inc. ("Lone Star"). A majority of Lone Star is owned by the
     Company's two founding stockholders. During the periods ended April 30, 2000, October 31, 2000 and October 31, 1999, $991,935, $987,103 and
     $553,088, respectively, of the Company's auto parts sales were to customers referred to the Company by Lone Star. Under the agreement between the Company and Lone Star, Lone Star is paid a commission on all sales referred equal to 30% of the total sales price (see discussion of the Company's referral program in Note 9). During the periods ended April 30, 2000, October 31, 2000 and October 31, 1999, $297,397, $296,183 and $165,926,
     respectively, of commission expense to Lone Star was recognized. As of April 30, 2000 and October 31, 2000, the Company has trade accounts receivable of $94,440 and $49,406, respectively, from Lone Star, because Lone Star invoices certain of the customers that are referred and remits the collections net of the commission to the Company.

     As of April 30, 2000 and October 31, 2000, the Company has an unsecured advance receivable from an officer in the amount of $7,500. The receivable is non-interest bearing and is due on demand



         9. COMMITMENTS



     The Company leases a retail storefront with warehouse space under a lease agreement which expires in 2009. Rental expense under this operating lease was $36,876, $20,472 and $16,404 for the periods ended April 30, 2000,
     October 31, 2000 and October 31, 1999, respectively. The lease calls for monthly rental payments of $3,412.

     Future minimum rental payments under this non-cancelable operating lease agreement are as follows:

                          Year Ending
                          -----------
                             2001            $ 40,995
                             2002              40,995
                             2003              40,995
                             2004              40,995
                             2005              40,995
                          Thereafter          157,116
                                            ---------
                                             $362,091
                                            =========

     The Company has a referral program whereby other parties that refer customers to the Company are paid a commission based on the total sales to the referred customers. The commission percentage is based on the total amount of quarterly sales from the referral source and ranges from 5% to 10% on a sliding scale for quarterly referral sales up to $16,000. The commission percentage for referral sources with quarterly referrals in excess of $16,000 are negotiated on a case-by-case basis. See discussion of the referral relationship with Lone Star in Note 8.


         10.FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     The Company's financial instruments are cash, amounts receivable and payable and a note payable. Management believes the fair values of these instruments, with the exception of the note payable, approximate the carrying values, due to the short-term nature of the instruments. Management believes the fair value of the note payable also reasonably approximates its carrying value, based on expected cash flows and interest rates.


11.      BUSINESS SEGMENT INFORMATION


     The Company's operations are principally managed on a products basis based on three operating segments: CarPartsOnSale.com (CPOS), The Racing Zone and Crown. CPOS and The Racing Zone are aggregated for purposes of determining reporting segments. Each sells high performance auto parts to the same type of customer and distributes their products using retail, phone sales and the internet. This is the Auto Parts segment. Crown is considered a separate reporting segment because it operates several internet web sites that sell "classic car" models, memorabilia and publications. This is the Publishing segment.


     Management evaluates the performance of its reporting segments based on segment earnings or loss before income taxes, interest, depreciation and amortization.

     Summarized segment information is as follows:





                                                           Six Months Ended                      For the Years Ended
                                             --------------------------------------     ------------------------------------
                                             October 31, 2000      October 31, 1999      April 30, 2000       April 30, 1999
                                             ----------------     -----------------     ---------------      ---------------
                                                (Unaudited)           (Unaudited)
        Segment Revenues:
        Auto Parts Segment                        $ 1,845,972             $ 883,776         $ 1,925,918          $         -
        Publishing Segment                            103,682               115,854             231,814              226,865
                                                  -----------             ---------         -----------          -----------
              Total Segment Revenues              $ 1,949,654             $ 999,630         $ 2,157,732          $   226,865
                                                  -----------             ---------         -----------          -----------
        Segment Income (Loss):
        Auto Parts Segment                        $  (251,880)            $(104,172)           (362,434)                   -
        Publishing Segment                              1,370                 1,289               2,608                5,881
                                                  -----------             ---------         -----------          -----------
               Total Segment Income (Loss)        $  (250,510)            $(102,883)        $  (359,826)         $     5,881

        Depreciation and Amortization                 (47,162)              (26,730)            (70,837)              (2,068)
        Interest, net                                   2,074                (1,289)              2,864               (2,583)
                                                  -----------             ---------         -----------          -----------
        Net Loss                                  $ ($295,598)            $(130,902)        $  (427,799)         $     1,230
                                                  ===========             =========         ===========          ===========



                                             October 31, 2000        April 30, 2000
                                             ----------------        --------------

           Segment Assets:
           Auto Parts Segment                     $ 1,481,061           $ 1,588,672
           Publishing Segment                          42,491                48,537
                                                  -----------           -----------
                 Total Segment Assets               1,523,552             1,637,209
           Goodwill resulting from
              business acquisitions, net              146,568               167,506
           Corporate Assets                           125,185               107,278
                                                  -----------           -----------
                 Total Assets                     $ 1,795,305           $ 1,911,993
                                                  ===========           ===========





PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the provisions of the Certificate of Incorporation and By-Laws of the Registrant, each person who is or was a director or officer of Registrant shall be indemnified by the Registrant as of right to the full extent permitted or authorized by the General Corporation Law of Delaware. Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against such person by reason of the fact that such person is a director or officer of the Registrant, such person shall be indemnified against expenses reasonably incurred in connection with such action, including attorney's fees. If unsuccessful in defense of a third-party civil suit or a criminal suit or if such a suit is settled, such a person shall be indemnified under such law against both (1) expenses, including attorneys' fees, and (2) judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action, had no reasonable cause to believe such person's conduct was unlawful. If unsuccessful in defense of a suit brought by or in the right of the Registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses incurred in the defense or settlement of such suit, including attorneys' fees, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that if such a person is adjudicated to be liable in such suit for negligence or misconduct in the performance of such person's duty to the Registrant, such person cannot be made whole even for expenses unless the court determines that such person is fairly and reasonably entitled to be indemnified for such expenses.

After the initial closing of this offering, the Registrant plans to procure officers' and directors' liability insurance, with policy limits of $3,000,000 and reimbursement for costs and fees, to provide coverage to its officers and directors. However, such coverage does not currently exist and the Registrant may determine that the cost of the same is prohibitive. The Registrant has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever, including attorneys' fees and related disbursements, actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, as defined, including amounts paid in settlement by or on behalf of an Indemnitee, as defined.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer relative to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, as a result, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the distribution, all of which are to be borne by the Registrant, are as follows:

                  SEC Registration Fee                        $  4,000
                  Blue Sky Fees and Expenses                    25,000
                  Accounting Fees and Expenses                  45,000
                  Legal Fees and Expenses              25,000
                  Printing and Engraving                          5,000
                  Marketing                                     65,000
                  Miscellaneous                                 31,000

                  Total                                       $200,000
                                                              --------

                  All such expenses are estimates only


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

In April 1999, the Registrant issued 16,500,000 shares of its common stock to four individuals in connection with the formation of the Registrant and the acquisition of its two subsidiaries. The Registrant received $1,400,000.00 in cash and services from two of the individuals and the capital stock of the two subsidiaries from the other two individuals.

In June 1999, the Registrant issued 312,965.5 shares of its common stock to five individuals for an aggregate cash consideration of $453,800.00.

In January 2000, the Registrant issued 135,000 shares of its common stock to two individuals for an aggregate cash consideration of $195,750.00 pursuant to the exercise by said individuals of certain options granted to them.

In May 2000, the Registrant issued 68,965.5 shares of its common stock to one individual for an aggregate cash consideration of $100,000.00 pursuant to the exercise by said individuals of certain options previously granted to him.

From April 19, 1999,  through  July 31,  2000,  the  Registrant  issued  507,930 options to 12 individuals to acquire its common stock pursuant to the Registrant's 2000 employee stock option plan and Registrant's 2000 consultant stock option plan. No independent consideration was received by the Registrant in connection with the issuance of said options.

Each of the foregoing transactions were effected by the Registrant without the aid or assistance of underwriters or brokers. Accordingly, no underwriting discounts or commissions were paid.

Each of the issuances described above were exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2).

All of the sales of unregistered securities were to accredited investors, who received a copy of a private placement document, prepared in accordance with applicable securities regulations.

ITEM 27. EXHIBITS.

Number            Description
  3.01            Articles of Incorporation of the Registrant
  3.02            Amendment of Articles of Incorporation
  3.03            Bylaws of the Registrant.
  4.01            Specimen Common Stock Certificate.
  5.01            Form of Opinion of Cokinos, Bosien & Young, a Professional
                  Corporation, regarding the legality
                  of the securities being registered.
10.01             Form of Indemnification Agreement between the Registrant and its executive officers and directors.
10.02             Form of Subscription Agreements for this offering.
10.03             Lock In Agreement
23.01             Consent of Hein + Associates LLP.
23.02             Consent of Cokinos, Bosien & Young, a Professional Corporation
27.01             Financial Data Schedule.
99.01             Form of Escrow Agreement between Registrant and Bank


ITEM 28. UNDERTAKINGS.

Registrant undertakes that it will:
3. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
              (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) Reflect in the prospectus any facts of events which, individually or together, represent a fundamental change in the infor-mation in the registration statement; and
              (iii) Include any additional or changed material information on the plan of distribution.
4. For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.
5. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Fort Worth, Texas, on the 21st day of September, 2000.

CarPartsOnSale.com, Inc.


BY:_/s/ Scott E. Hudson
  -----------------------------------
     SCOTT E. HUDSON, President

                                POWER OF ATTORNEY


         Each person whose signature appears below constitutes and appoints Scott E. Hudson, with full power of substitution, his/her true and lawful attorney-in-fact and agent to do any and all acts and things in his/her name and on his/her behalf in his/her capacities indicated below which he may deem necessary or advisable to enable CarPartsOnSale.com, Inc. to comply with the Securities Act of 1933, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for him/her in his/her name in the capacities stated below, any and all amendments, including post-effective amendments thereto, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully as to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities indicated on the dates indicated.

Signature                       Title                               Date


/s/ Scott E. Hudson             President, Director           Sept. 21, 2000
-------------------
Scott E. Hudson

/s/ Steve Newmark               Vice President, Director      Sept. 21, 2000
-----------------
Steve Newmark

/s/ Mike Davis                  Secretary, Director           Oct. 3, 2000
--------------
Mike Davis

/s/ Barry Yankelvitz            Tresurer, Director            Sept. 22, 2000
--------------------
Barry Yankelevitz